Exhibit 16(c)(2)

FAIR VALUE OF

THE COMMON STOCK OF

TREATY OAK BANCORP, INC.

AS OF OCTOBER 18, 2007

CONTENTS

SUBJECT AND PURPOSE OF VALUATION ASSIGNMENT	2

STANDARD OF VALUE	3

INFORMATION REVIEWED	3

FACTORS CONSIDERED - REVENUE RULING 59-60	5

THE COMPANY	6

ECONOMIC OUTLOOK	10

VALUATION METHODOLOGY	17

THE BANK	18

PGI EQUITY PARTNERS & PGI CAPITAL	22

TREATY OAK FINANCIAL HOLDINGS	24

TREATY OAK BANCORP	25

FAIR VALUE OF THE SHARES	26

CERTIFICATION AND STATEMENT OF LIMITING CONDITIONS	29

QUALIFICATIONS OF VALUATOR	32

EXHIBITS	34

DATE OF REPORT — NOVEMBER 12, 2007

SUBJECT AND PURPOSE OF VALUATION ASSIGNMENT

Mr. Jeffrey L. Nash engaged Fowler Valuation Services (“FVS”) to perform a business valuation assignment (the “Assignment”) in regard to the fair value of the common stock (the “Shares”) of Treaty Oak Bancorp, Inc. (“TOBI,” the “Company”), as of October 18, 2007 (the “Valuation Date”).(1)  The Assignment has been performed in connection with a proposed reclassification of certain common shares into to be issued Series A Preferred Stock.

We have valued the Company as a going concern. Although this report contains information about the Company’s tangible assets, in performance of the Assignment we have not undertaken to independently appraise these assets. The Assignment has been performed as a complete valuation. This report is a restricted use valuation report.

THE CONCLUSION REACHED, SHOWN AT PAGES 26 - 28 HEREOF, IS THAT THE FAIR VALUE OF THE SHARES, AS OF THE VALUATION DATE, WAS $11.00 PER SHARE.

(1)   The use of the present tense in this report in describing the Company or conditions pertaining thereto, unless otherwise stipulated, refers to conditions prevailing as of the Valuation Date.

STANDARD OF VALUE

The standard of value used in performing the Assignment is fair value.  For purposes of the Assignment, fair value is defined as the value as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. In computing the fair value of the shares, consideration must be given to the value of the corporation as a going concern without including in the computation of value any control premium, any minority discount, or any discount for lack of marketability.(2)

INFORMATION REVIEWED

In performing the Assignment, we reviewed a number of items. These items include the following:

1.                                       The Company’s audited financial statements for the fiscal years ended September 30, 2004 and September 30, 2005.

2.                                       The Company’s SEC Form 10Q for the period ended June 30, 2007.

3.                                       The Company’s audited balance sheet as of September 30, 2006.

(2)   Texas Business Corporation Act. Section 141. Section A, Article 5.12

4.                                       The Company’s unaudited income statement for the year ended September 30, 2006.

5.                                       The Company’s unaudited financial statements for the year ended September 30, 2007.

6.                                       The Company’s capitalization table dated September 30, 2007.

7.                                       An appraisal of PGI Equity Partners, LP’s real property holdings located at 101 Westlake Drive prepared by American Realty Corporation.

8.                                       Highline Financial, LLC’s The Bank Report in regard to Treaty Oak Bank, dated June 30, 2007.

9.                                       The Company’s projections of Treaty Oak Bank’s financial performance for the fiscal years 2008 through 2010.

10.                                 Information in regard to the prices at which banks in Texas and surrounding states sold between January 1, 2004 and September 20, 2007.

11.                                 TOBI’s historical stock price and trading volume data.

12.                                 The Company’s and Treaty Oak Bank’s Board of Directors meeting minutes for 2007.

We note, in performing the Assignment, the most recent financial information made available for both TOBI and its subsidiaries was as of the fiscal year ended September 30, 2007.

For purposes of the Assignment, we have assumed there were no material changes in the financial condition or earnings capacity of TOBI and its subsidiaries between September 30, 2007 and the Valuation Date.

FACTORS CONSIDERED — REVENUE RULING 59-60

There are no standard formulas for valuing an interest in a closely held and managed business.  There are, however, certain factors which should be considered in arriving at the fair value of any such interest.   Tax law has been a major contributor to the evolution of accepted business valuation methodology.  Most of the early litigation involving the valuation of business interests has occurred in the tax arena and the principles developed in that setting over time have found broad acceptance in state and federal courts for tax as well as other purposes.  Revenue Ruling 59-60, (“Rev. Rul. 59-60”) promulgated by the Internal Revenue Service as a guide to valuing closely held business interests, and frequently cited as authority for such purposes, states in part: “A sound valuation will be based on all the relevant facts, but the elements of common sense, informed judgment and reasonableness must enter into the process of weighing those facts and determining their aggregate significance.”  Eight factors are enumerated in Rev. Rul. 59-60 which should be analyzed in determining the fair value of any closely held business interest.  These are as follows:

1.	history and nature of the business,
2.	economic outlook for the company as well as the specific industry,
3.	book value of the interest and financial condition of the business,
4.	earning capacity,
5.	dividend paying capacity,
6.	the value of intangible assets such as goodwill,
7.	prior sales of the firm’s stock and the size of the subject block, and
8.	the market value of other firms which are traded actively in a free and open market.

THE COMPANY

Incorporated on November 18, 2003, TOBI is a bank holding company formed for the purpose of acquiring and holding the common stock of Texline State Bank (the “Bank”).  TOBI acquired the Bank on March 9, 2004 and began conducting banking operations in Texline, Texas. On September 10, 2004, TOBI received approval to relocate the Bank’s main office to Austin, TX and to rename the bank Treaty Oak Bank. Since beginning banking operations in Austin on September 10, 2004, the Company began to build a loan portfolio based primarily on commercial and real estate lending. As of the Valuation Date, the Bank had three locations, and was building a fourth. The Bank’s main location is located at 101 Westlake Drive. The location in Texline operates as a branch, and is at 111 N. 2nd Street, Texline, Texas. On July 11, 2007, a second branch location opened in Marble Falls, Texas. A third branch location located at 2800 Barton Creek Blvd. in Austin, TX is under construction and is scheduled to open in January 2008.

On September 30, 2004, the Company issued 1,592,987 shares of common stock at $8.33 per share through a public offering. In addition, the Company issued warrants to purchase one share of common stock for each 5 shares of stock purchased. As of the Valuation Date, TOBI’s common stock was publicly traded on the public market Pink Sheets Electronic Quotation System under the symbol “TOAK.OB.”

On November 15, 2006, the Company completed an acquisition of Treaty Oak Holdings, Inc. (“TOHI”). Prior to the merger, TOHI operated as a bank holding company and was a significant shareholder in TOBI. FVS prepared a valuation analysis in regard to TOBI, TOHI, and their subsidiary entities in connection with this acquisition.

As of the Valuation Date, TOBI owned 100% of the Bank, 100% of PGI Equity Partners, LP (“PGIEP”), and 100% of Treaty Oak Financial Holdings, Inc. (“TOFHI”). The ownership of PGIEP consists of a 94.5% limited partnership interest as well as 100% of its general partner, PGI Capital, which owns a 5% general partnership interest and a 0.5% limited partnership interest. PGIEP owns the real property from which the Bank and other professional service providers operate at 101 Westlake Drive in Austin, TX. TOFHI is a non-operating entity which holds cash, a note receivable from Hamann, Ernstmeyer & Williamson (“HEW”), and interest receivable.

TOBI is a Texas corporation. For tax purposes it reports as a C corporation. As of the Valuation Date, TOBI had 3,875,031 fully diluted shares outstanding, consisting of 2,958,602 shares of common stock, 466,429 options to purchase common stock, and 450,000 warrants to purchase common stock.

TREATY OAK BANCORP, INC. CAPITALIZATION TABLE AS OF SEPTEMBER 30, 2007

Common Stock Issued	2,964,605
Less: Treasury Shares	(6,003)
Common Stock Outstanding		2,958,602

Common Stock Options (1)	466,429
Common Stock Warrants (2)	450,000
Total Options & Warrants		916,429

Fully Diluted Shares		3,875,031

(1) Exercise prices range from $6.16 to $10.95 per Share.

(2) Exercise price equal to the greater of $6.67 or book value per Share.

On June 28, 2005, the Bank acquired a 50% member interest in Treaty Oak Mortgage, LLC (“Mortgage”) for $1,000. The Bank receives a quarterly payment from Mortgage for referrals and mortgages originated in 3 zip codes within Greater Austin: 78746, 78735, and 78733. In performing the Assignment, the value of the Bank’s interest in Mortgage has been incorporated in the value of the Bank.

In June 2006, the Bank made a $100,000 investment in Treaty Oak Commercial Group (“Commercial”), a commercial mortgage business. Although, as of the Valuation Date, the Bank has not received any return, it is anticipated that it will receive a return as this business matures. As with Mortgage, the value of Commercial is incorporated into the value of the Bank.

ECONOMIC OUTLOOK

Despite the continued slowing in the housing market, the U.S. economy posted a stronger than expected second quarter in 2007.  While the economy grew at a much faster pace than in the first quarter of 2007, many of the economists in the financial press feel this does not change the outlook for a slowdown in the second half of this year.

According to Consensus Economics, Inc., publisher of Consensus Forecasts - USA, the real GDP is expected to grow by 2.8% in the final quarter of 2007 (percentage change from previous quarter, seasonally adjusted annual rates).  For 2007 and 2008, the real GDP growth rate is expected to be 2.1% and 2.8%, respectively (average percentage change on previous calendar year).  In the long term, the real GDP is expected to grow by 3.0% for 2009-2017 (average percentage change over previous year).

According to the survey, consumer prices will increase 2.7% in 2007 and 2.4% in 2008.  In the long term, Consensus Forecasts - USA also predicts consumer prices will grow by 2.2% for 2009-2017 (average percentage change over previous year).  Producer prices are expected to increase 3.2% in 2007 and 2.0% in 2008.

Interest rates on three-month Treasury bills will remain steady, while 10-year Treasury bonds will rise slightly over the next year, according to the forecasters of Consensus Forecasts - USA. According to the survey, three-month Treasury bills will remain at 4.9% throughout the next year, while the yield on 10-year Treasury bonds is expected to rise from 5.1% at the end of October 2007 to 5.2% by the end of July 2008.  According to the survey, the three-month Treasury rate will average 4.7% for the years 2009-2017, while the 10-year Treasury bond yield is expected to average 5.2% over the same time period.

The forecasters polled by The Livingston Survey in June 2007 posted slightly more optimistic expectations about the level of the S&P 500 index in 2007 and 2008 than they did in the December 2006 survey.  The Livingston Survey, which reports the median value across the 39 forecasters on the survey’s panel, predicts that the S&P 500 index will rise steadily during the next two years. The June 2007 survey estimates that the index will reach 1557.4 by December 31, 2007, while the December 2006 survey estimated the index would only reach 1475.0 over the same time period.  The index is projected to rise to 1600.0 by June 30, 2008 and 1635.0 by the end of 2008.  The growth rate in after-tax corporate profits is expected to be 5.9% in 2007 followed by 4.9% in 2008.

The semiannual White House economic forecast, which was released on June 6, 2007, predicted solid economic growth and a strong labor market, as well as a low unemployment rate and continued job growth. The administration’s new forecast calls for the economy to grow 2.3% in 2007, down from 3.1% in 2006 and revised down 0.6 percentage points from the last forecast issued in November 2006. The forecast predicted CPI inflation to grow at 3.2% in 2007 and 3.1% in 2008, which were both revised from the 2.6% rate in the previous survey. The White House also predicted that the nation would add about 131,000 jobs a month in 2007 and that the unemployment rate would be 4.5% through the end of 2007, before growing to 4.7% in 2008.  The same source forecasts that the Federal Reserve will lower short-term interest rates over the next few years, but will raise interest rates on 10-year Treasury notes over the same time period.(3)

Texas Economy

                Over the past two years, the Texas economy experienced its strongest economic growth since the high-tech boom of 1998-1999. In fiscal 2005 and 2006, inflation-adjusted gross state product (GSP) grew at an average annual rate of 4.7%; and Texas non-farm employment rose at the relatively robust rate of 2.5% per year.

(3)                  All of the contents of the economic outlook section of this valuation report are quoted from the Economic Outlook Update™ 2Q 2007 published by Business Valuation Resources, LLC, © 2007, reprinted with permission. The editors and Business Valuation Resources, LLC, while considering the contents to be accurate as of the date of publication of the Update, take no responsibility for the information contained therein. Relation of this information to this valuation engagement is the sole responsibility of the author of this valuation report.

Propelled by rising employment and wages, statewide personal income registered a strong 7.5% average annual growth rate in 2005-06. The state’s population — boosted by the inflow of an estimated 150,000 post-Katrina Gulf Coast evacuees in early fiscal 2006 — grew 1.8% in fiscal 2005 and 2.7% in fiscal 2006 — the latter increase a 23-year high.

By way of comparison, in 1998-99, inflation-adjusted GSP grew at a somewhat higher 5.7% annual average, but population growth, at 2.1% annually, was slightly lower than the 2.2% per year registered during 2005-06. In fiscal 2002-03, inflation — adjusted GSP grew at an average annual rate of only 1.8%, while non-farm employment declined by more than 155,000 jobs.

Turning to the future, Texas economic growth is expected to lose some of its steam over the three-year period 2007-09, as the U.S. economy decelerates and the state’s energy and construction sectors settle into more modest and sustainable growth rates. In fiscal 2007, real GSP growth is expected to ease to 4.3% and then fall to an even more moderate 3.3% average annual rate for the 2008-09 biennium.

Non-farm employment growth is expected to average about 2% per year over the next three years, and personal income growth is projected to fall below 6.5% per year in fiscal 2008 and 2009. State population growth is expected to decline briefly to

1.7% in fiscal 2007 and then increase to an average of 1.9% per year in 2008-09.

The convergence of three important factors — a thriving national economy, the boom in housing and construction, and a surge in energy prices — fueled the strong performance of the Texas economy over the past two years. Unfortunately, the economic prosperity that the state has been enjoying appears destined to end, as the same factors that propelled the economic boom in 2005-06 are expected to stall in fiscal 2007 through fiscal 2009.

Although the outlook is generally positive, at least three major interrelated factors could lead to significantly lower state economic growth over the next several years. First, and by far the most important, a spike in interest rates could trigger a larger than expected downturn in the U.S. and Texas housing markets and significantly reduce state economic growth. If the Federal Reserve Board determines that it must accelerate its fight against inflation by imposing additional increases in short-term interest rates, many homeowners, particularly those holding adjustable-rate mortgages, could be forced to refinance into longer-term mortgages at higher rates. Additionally, if inflation remains relatively high, long-term bond and mortgage rates could also increase, putting additional costs on homeowners and potential new homebuyers. Second, in addition to its especially harmful effect on housing, a sustained increase in short- and long-term interest rates could further slow U.S. and Texas economic growth in other sectors. Higher interest rates make it more expensive for households to purchase cars, trucks, appliances, and other big-ticket items on credit. As the cost of borrowing rises, business purchases of computers and other hardware could be hurt as well. Third, political or other significant disruptions in world oil supplies could lead to a sharp increase in world oil prices. Although initially beneficial to the Texas energy industry, such high prices, if sustained, would eventually reduce economic growth in the United States and other net oil-consuming nations in the world. The resulting loss in U.S. economic growth and consumer confidence would likely overwhelm the initial positive impact of the higher energy prices on the state economy.(4)

Central Texas Economy

The Company’s operations are primarily located in Central Texas; an area anchored by Austin and surrounded by the major metropolitan areas of Houston, Dallas/Fort Worth, and San Antonio. This area is far more indicative of Texas’ growth than any other area as it has contributed three-fourths of the

(4)   Texas Comptroller 08-09 Economic Forecast (2006)

state’s income growth since the early 1990’s. Inevitably, expansion from the more metropolitan areas will spill over into smaller suburb-like cities. Cities such as Round Rock have benefited tremendously from Austin’s growth in the last 10-15 years, with large manufacturing companies such as Dell building plants there.

With rapid expansion into the North Austin-Round Rock area and eventually further on into surrounding areas, such as Georgetown and eventually Killeen, Belton, and Lampasas,  the greater Austin MSA is expected to surpass San Antonio as the 3rd largest metropolitan area in Texas by 2040.

While some Texas cities have slowed in recent quarters because of the overall U.S. economic slowdown, Austin’s economy has outperformed the state and national averages in terms of growth.  Wells Fargo analysts believe “the Austin economy (will) peak during this year and then start to slowdown a bit for next year.  However…the Austin economy (will) remain one of the top performers in the state.” Austin’s total nonfarm employment has increased every year since 2003, outpacing population growth (on a percentage basis) in 2005 and 2006.  This trend is projected to continue even though the Austin/Round Rock area is projected to be the third fastest growing metro area in Texas through 2020 according to a 2007 TAMU Housing Report.  Unemployment is at 4.4% and projected to drop below 4% in 2007-2008.  This level of unemployment is considered far more sustainable than the lower levels achieved during the boom of the 1990’s because of Austin’s younger and more highly educated population (84.8% high school graduates, 36.7% bachelor’s degree or higher), in comparison with the rest of Texas (75.7% high school graduates, 23.2% bachelor’s degree or higher).  All major industries will continue to grow, with the tech industry and professional services (both considered high-wage industries) adding the most jobs in 2007-2008.  Austin’s Metro Business Cycle has increased on a month over month basis since the middle of 2003.  Austin’s personal income growth has been roughly 150% of the national average since 2005 and is projected to meet or exceed that level through 2008.

VALUATION METHODOLOGY

In performing the Assignment, we relied on all three principal valuation approaches. In particular, we relied on the earnings and market approaches to arrive at an indication of the value of the Bank. We relied on the asset approach to arrive at an indication of the value of Company’s interests in PGIEP and TOFHI. We also relied on the asset approach to arrive at an indication of the value of TOBI. Finally, we considered, but, because it trades so infrequently (the stock traded a total of 46 days during the previous 24 months), did not place any material weight on the price at which the Company’s stock has traded.

THE BANK

As discussed above, we used the earnings and the market approach to value the Bank. In regards to the earnings approach, we utilized a discounted dividend paying capacity methodology. This discounted dividend method calculated the present value of the future cash flows that the Bank could pay to its investors in the form of dividends based on asset growth, return on average assets, equity retention, and required rate of return assumptions. As shown in the financial exhibits to this report, the present value of the Bank’s future dividends, on an as if control, non-marketable basis, was found to be $25,900,632.

In using the market approach to value the Bank, we relied on data in regard to sales of privately held banks made available by SNL Securities, as well as information in regard to the prices at which the shares of actively traded Texas based banks traded as of the Valuation Date. In regard to sales of privately held banks, we analyzed operational and pricing multiple data in regard to sales of 165 banks in Texas and surrounding states which sold between January 1, 2004 and September 20, 2007. Based on our analysis of the banks and the transaction data, we selected a price to earnings, a price to equity, a price to tangible equity, a price to asset, and a price to deposits multiple. We applied the selected pricing multiples to the Bank’s fiscal year end September 30, 2007 financial results, and arrived at preliminary indications of value. We then weighted the preliminary indications of value and summed the results to arrive at an indication of the value of 100% of the Bank on a control, non-marketable basis of $25,976,066.

To arrive at an indication of the value of the Bank using the public guideline company method we analyzed operational and financial information in regard to nine actively traded Texas based banking companies: Cullen/Frost, First Financial Bankshares, Franklin Bank Corp, International BancShares Corp, Metrocorp Bancshares, Prosperity Bancshares, Southside Bancshares, Sterling Bancshares, and Texas Capital Bancshares. Based on our analysis, we selected a price to assets, a price to equity, and a price to earnings multiple. We applied the selected pricing multiples to the Bank’s fiscal year end September 30, 2007 financial results to arrive at preliminary indications of value. We then weighted these preliminary indications of value and arrived at an indication of the value of the Bank on a minority, marketable basis of $26,110,650.

The shares of the public guideline banking companies are actively traded. Although the shares of the Bank are not traded on an exchange, in our opinion, should the Company desire to sell it we believe that it could do so in a relatively short timeframe and at a price in line with that found based on our analysis. Thus, to reflect the illiquidity of the Bank relative to the actively traded public banks we applied a 9.1% discount for lack of marketability and arrived at an indication of the value of the Bank on a minority, non-marketable basis of $23,734,581. Because shares of publicly traded banks trade in minority blocks and we are valuing 100% of the Bank we also applied an adjustment to reflect the Company’s controlling position. To arrive at an appropriate premium for control we analyzed data made available in the MergerStat/Shannon Pratt’s Control Premium Study database (“MergerStat”), which reported the average and median control premiums paid in acquisitions of 69 state commercial banks between January 1, 2006 and October 18, 2007 were 26.4% and 20.3%, respectively. Based on our understanding of the Bank and the empirical data in regard to control premiums made available by MergerStat, we applied a 25% control premium to the minority, non-marketable value found above to arrive at an indication of the value of the Bank on a control, non-marketable basis of $29,668,226.

The next step in our analysis was to reconcile the indications of value found using the earnings approach - discounted dividend method, the private company merger & acquisition method, and the public company guideline method. The private company merger & acquisition method involved the study of a large number of actual sales of banks in Texas and surrounding states. Thus, we believe that a knowledgeable investor considering the Bank would apply a weighting of 50% to the indication of value found using the private company merger & acquisition method. In our opinion, the indications of value found using the discounted dividend method and the public guideline company method would be considered equally relevant and would each be weighted by 25%. Applying these weights and summing the results produced an indication of the value of 100% of the Bank on a control, non-marketable basis of $26,880,248, rounded to $26,880,000.

TREATY OAK BANK
RECONCILIATION & CONCLUSION OF VALUE
	Indication of		Weighted
	Value	Weighting	Value
Method
Discounted Dividends Method	$25,900,632	25%	$6,475,158

Texas Publicly Traded Banks	$29,668,226	25%	$7,417,056

Bank Merger & Acquisition Data Method	$25,976,066	50%	$12,988,033

Control, Non-Marketable Value of Bank:			$26,880,248

Rounded to:			$26,880,000

PGI EQUITY PARTNERS & PGI CAPITAL

As discussed above, TOBI owns 100% of PGI Equity Partners, LP (“PGIEP”). This ownership consists of a 94.5% limited partnership interest as well as 100% of its general partner, PGI Capital, which owns a 5% general partnership interest and a 0.5% limited partnership interest. PGIEP’s primary asset is the real property from which the Bank and other professional service providers operate at 101 Westlake Drive in Austin, TX. A real estate appraisal prepared by American Realty Corporation opines that the market value of the fee simple interest in the subject real property, as of October 10, 2007, was $4,500,000. For purposes of the Assignment, we have adopted this market value as correct without independent investigation or due diligence.  Adding in $62,000 of cash and $80,000 of other assets (other assets includes escrowed money for taxes & insurance, prepaid expenses, and tenant deposits) resulted in a total asset figure of $4,642,000. Subtracting $2,860,000 of liabilities (including a $2,604,000 mortgage payable) resulted in an indication of the value of 100% of PGIEP’s & PGI Capital’s equity, or their collective net asset value, or $1,782,000.

PGI Equity Partners & PGI Capital
Market Value Balance Sheet
As of September 30, 2007

Cash & Equivalents	$62,000
Real Property @ 101 Westlake	$4,500,000
Other Assets (1)	$80,000
TOTAL ASSETS	$4,642,000

Accounts Payable & Accrued Expenses	$23,000
Accrued Interest Payable	$14,000
Property Mortgage	$2,604,000
Note Payable	$200,000
Other Liabilities	$19,000
TOTAL LIABILITIES	$2,860,000

EQUITY / NET ASSET VALUE	$1,782,000

TOTAL LIABILITIES & EQUITY	$4,642,000

(1)   Excludes $77,000 of Intangible Capitalized Loan Costs.

TREATY OAK FINANCIAL HOLDINGS

                TOFHI, a Texas corporation, is a passive holding company. As of September 30, 2007, its total assets were $281,000. These assets consisted of $64,000 of cash, a $167,000 loan receivable from Hamann, Ernstmeyer & Williamson (“HEW”), and accrued interest receivable of $50,000. The $167,000 note receivable from HEW is secured by 450,000 warrants to purchase TOBI common stock with exercise prices of the greater of book value or $6.67 per share. TOFHI did not have any liabilities. Thus, the value of 100% of its equity, or its net asset value, was found to be $281,000.

Treaty Oak Financial Holdings, Inc.
Market Value Balance Sheet
As of September 30, 2007

Cash & Equivalents	$64,000
Loan Receivable	$167,000
Accrued Interest Receivable	$50,000
TOTAL ASSETS	$281,000

LIABILITIES	$—

EQUITY / NET ASSET VALUE	$281,000

TOTAL LIABILITIES & EQUITY	$281,000

TREATY OAK BANCORP

                As discussed above, we utilized the asset approach to arrive at an indication of the value of TOBI’s equity as of the Valuation Date. In doing so, we started by analyzing its consolidating balance sheet as of the year ended September 30, 2007. Based on this analysis, we added its $2,884,000 of cash & equivalents; the values found above for TOFHI, PGIEP & PGI Capital, and the Bank; and its other asset to arrive at a total asset balance of $31,966,000. Subtracting $78,000 of TOBI’s standalone liabilities resulted in an indication of the value of 100% of TOBI’s equity, or its net asset value, on a non-marketable basis of $31,888,000.

TREATY OAK BANCORP, INC.
MARKET VALUE BALANCE SHEET
AS OF SEPTEMBER 30, 2007

Cash & Cash Items	$37,000
Due From Banks	$2,847,000
Total Cash & Equivalents	$2,884,000

100% Interest in TOFHI	$281,000
100% Interest in PGI Capital/PGIEP	$1,782,000
100% Interest in Treaty Oak Bank	$26,880,000
Total Investments & Subsidiaries & Affiliates	$28,943,000

Loan Receivable	$100,000
Interest Receivable	$13,000
Due From Affiliates	$11,000
Other Assets (1)	$15,000

TOTAL ASSETS	$31,966,000

Accounts Payable	$69,000
Other Liabilities	$9,000
TOTAL LIABILITIES	$78,000

STOCKHOLDERS EQUITY / NET ASSET VALUE	$31,888,000

TOTAL LIABILITIES & EQUITY	$31,966,000

(1)   Excludes $7,000 of Intangible Capitalized Acquisition Costs.

FAIR VALUE OF THE SHARES

                As shown above, we found the value of 100% of TOBI’s equity, or its net asset value, on a non-marketable basis to be $31,888,000. As of the Valuation Date, the Company had a total of 916,429 outstanding options and warrants to purchase common stock at exercise prices which ranged from $6.16 to $10.95 per Share. Adding in the $6,994,194 which the Company would receive from the exercise of these options and warrants resulted in a value of $38,882,194. Finally, dividing this $38,882,194 by the 3,875,031 fully diluted Shares outstanding produced an indication of the value of $10.03 per Share.

The values found for the Bank, PGIEP & PGI Capital, and TOFHI were on a control, non-marketable basis. The net asset value of TOBI found above was also on a control, non-marketable basis. As noted above, TOBI’s common stock is traded on the public market Pink Sheets Electronic Quotation System under the symbol “TOAK.OB.” However, trading in the Shares is very limited. The Company’s stock traded on a total of 46 days during the previous 24 months. To incorporate the relative marketability of the Shares, we applied a 10% marketability premium to the $10.03 found above and arrived at an indication of the fair value of the Shares, as of the Valuation Date, of $11.03 per Share, rounded to $11.00 per Share.

TOBI’s Net Asset Value	$31,888,000
Plus: Proceeds From Options & Warrants	$6,994,194
Net Asset Value Plus Option & Warrant Proceeds	$38,882,194
Divided by Fully Diluted Shares	3,875,031
Non-marketable Value Per Share	$10.03
Plus: Marketability Premium (10%)	$1.00
Indicated Fair Value Per Share	$11.03

Rounded to	$11.00

Respectfully submitted,
FOWLER VALUATION SERVICES

By:	/s/ Edward C. Fowler
Edward C. Fowler, CFA, ASA
President

CERTIFICATIONS AND STATEMENT OF LIMITING CONDITIONS

Financial Valuation Services, LC d/b/a Fowler Valuation Services and the persons who have prepared this report (“FVS”) certify that to the best of their knowledge and belief the statements of fact contained herein are true and correct, that they have no interest in the property which is the subject of this report, no bias in regard to the parties involved, nor other conflict which could reasonably cause question as to the objectivity or independence of the result.  The fee for services has not been conditioned upon achieving a particular result or upon the outcome of any award, court action, transaction, or other benefit to the client (“Client”) who has engaged FVS to perform this assignment (“Assignment”).  The analyses, conclusions, and opinions reported, limited only by the reported assumptions and limiting conditions, are the unbiased, professional analyses, opinions, and conclusions of the person(s) delivering this report. Taking into account any departures therefrom due to the limited nature of the Assignment, it has been performed in conformity with the principles set out in the Uniform Standards of Professional Appraisal Practice, the Business Valuation Standards of the American Society of Appraisers, and the Institute of Business Appraisers, Inc.  This report is solely for the use of the Client and for the purposes therein stated.  It is valid only for the Valuation Date stated.  Neither the report nor any part of it is to be employed or relied upon in another context or by any other party without prior written consent of FVS.

Nothing herein shall be construed as tax, legal, accounting, or investment advice, or as an appraisal opinion in regard to the value of an interest in real estate, machinery or equipment, or other tangible assets.  In performing the Assignment, the preparers of this report have relied on information and opinion furnished by the Client, agents of the Client, and from other sources believed to be reliable, but no assurance can be given as to the accuracy or validity of such information or opinion.

In retaining FVS to perform the Assignment, the Client has agreed that in the absence of gross negligence on the part of FVS there shall be no responsibility or liability attributed to FVS for errors, omissions, or incorrect conclusions in regard to any aspect of the Assignment.  Without limiting the foregoing, it is specifically agreed that reliance on information provided by the Client and agents of the Client shall not be considered negligence by FVS in performing the Assignment.  It is further agreed that the maximum liability of FVS in connection with the Assignment shall be the amount of the fee paid.

Unless otherwise set out, the report is premised on an understanding that the entities discussed were validly formed, for the purposes stated, are in compliance with all laws and regulations to which they are subject, and that title to all property is vested in those parties in which it is indicated to be vested, free and clear of encumbrances.

Upon acceptance of the report the Assignment shall be complete.  Any additional consultation, services, or testimony will be performed only upon agreement to pay an additional fee.  If pursuant to subpoena or other direction by a court or regulatory authority (no matter at whose instance such subpoena or direction may issue), testimony or a statement is required of FVS, either in open court, at a hearing, formal meeting called or requested by regulatory authority, or by deposition, or otherwise in connection with the Assignment, the Client shall be responsible for additional fees at an hourly rate for time spent in preparation for and in giving statements or testimony and for reasonable out-of-pocket expenses in connection therewith.

Acceptance of delivery of and use of the work product of this Assignment constitutes acceptance of the conditions set out herein.

Privacy Policy Notice

In our capacity as valuation professionals we receive significant personal financial information in regard to our clients and the business entities in which they have interests.  We have in the past protected, and will continue in the future to protect, our clients= right to privacy.  All of the information we receive from clients is held in confidence and is not to be released to people outside our firm, except as agreed by the client, or as required under applicable law.  We retain records relating to professional services that we provide so that we are better able to assist our clients with their needs and in some cases to comply with professional guidelines and standards.  We maintain physical and procedural safeguards in order to guard our clients= nonpublic personal information.

Fowler Valuation Services

/s/ Edward C. Fowler
By: Edward C. Fowler, CFA, ASA
President

Edward C. Fowler, CFA, ASA

Education:
University of Texas at Austin	Bachelor of Business Administration, Finance
Texas A&M University	Master of Business Administration

Career History:
Andersen Consulting, Business Systems Consultant, 1988 - 1990
Tenneco Gas, Senior Accountant - Financial Reporting, 1991 - 1992
Arthur Andersen & Co., Business Valuation, 1993 - 1994
Alex Sheshunoff & Co. Investment Banking, Investment Banking Associate, 1994 - 1996
Fowler Valuation Services, President, 1996 — Present

Accreditations and Memberships:
Chartered Financial Analyst, CFA Institute
Accredited Senior Appraiser - Business Valuation, American Society of Appraisers
Member, American Society of Appraisers
Member, CFA Institute
Member, CFA Society of Austin
Member, The Institute of Business Appraisers, Inc.

Continuing Professional Education:
ASA BV201 Principals of Business Valuation
ASA BV203 Business Valuation Case Study
ASA BV204 Selected Advanced Topics
The Institute of Business Appraisers: Report Writing & Analysis
NACVA Forensic Institute: Legal & Economic Foundations in Litigation
NACVA Forensic Institute: Expert’s Role in Planning & Strategy
ASA International Appraisal Conference - Business Valuation Program
ASA 16th Advanced Business Valuation Conference
ASA 18th Advanced Business Valuation Conference
2006 AICPA National Business Valuation Conference

Publications
Coordinating “Business Valuation Overlay” with Asset Based Valuations, Business Valuation Review, December 1996. Co-Authored with Bradley A. Fowler.

Even Privately Held Companies Need Value Established, Austin Business Journal, June 27-July 3, 1997.

Pricing of Employee Options in Pre-IPO Venture Capital Backed Companies, Business Valuation Review, December 1997. Co-Authored with Bradley A. Fowler.

Sheshunoff Information Services, Inc., Buying, Selling & Merging Banks (Austin, 1994). Contributing Author.

Edward C. Fowler, CFA, ASA

Presentations:
The University of Texas Graduate School of Business. Guest Lecturer on Business Valuation.

The Financial Planning Association of Austin. Your Business, What is it Worth?
Presentation, Business Valuation. May 2003.

Texas Association of Business Brokers. Business Valuation Overview Presentation. August 2007

Type of Assignments Performed
Aggregate Production & Sales	Hardware Design & Manufacturing
Architecture Firms	Hardware Wholesaler
Automotive Customization	Home Builder
Automotive Dealerships	Just-in-time Inventory Management & Fulfillment
Automotive Parts Distribution	Lost Profits
Banking	Manufacturing
Biotechnology	Marital Dissolution
Bonds	Marketing Firms
Construction	Medical Practices
Collection Agencies	Microprocessor Design
Commercial Lighting	Nightclubs
Consulting Firms	Options
Counter Top Fabrication & Installation	Pawn Shops
Lost Profits	Pet Supply
Direct Mail	Photo Copying
Dissenters Rights	Plumbing Supply
Employee Stock Ownership Plans	Professional Practices
Employment Agencies	Publishing
Engineering Firms	Radio Broadcasting
Equipment Rental	Real Estate Brokerage
Fairness Opinions	Real Estate Development
Family Limited Partnerships	Research Firms
Flooring	Restaurants
Food Products	Retail Businesses
Franchises	Satellite TV Sales & Installation
Furniture Stores	Software Design & Development
Golf Course Operation	Surveying Firm
Gasoline Distribution	Wholesale Distribution

EXHIBITS

Treaty Oak Bank

Private Company Merger & Acquisition Method

Acquisition of Banks in Texas and Surrounding States since January 1, 2004

					Deal	Target
				Date	Value	Assets
Buyer	State	Seller	City	Annouced	($M)	($M)
A.N.B. Holding Company Ltd.	TX	DNB Bancshares Inc.	Dallas	09/20/07	NA	77.2
Magnolia Banking Corporation	AR	Southern State Bancshares Inc	Malvern	09/12/07	13.6	79.9
City Savings Bancshares Inc.	LA	Louisiana Community Bcshs Inc	Kaplan	08/31/07	NA	151.2
Saint Martin Bancshares Inc.	LA	American Bank	Welsh	08/27/07	15.1	61.5
Home Bancshares Inc.	AR	Centennial Bancshares Inc	Kingsland	08/24/07	29.6	198.9
Fidelity Homestead SB	LA	Your Bank	Ponchatoula	08/10/07	7.8	51.2
ABCT Holdings Inc.	TX	State Bank of Jewett	Jewett	08/02/07	7.0	34.1
Regent Capital Corp.	OK	Regent Bancshares Inc.	Nowata	07/25/07	11.8	78.1
Legend Bancorp Inc.	TX	Bonstate Bancshares Inc.	Bonham	07/03/07	21.1	89.3
Olney Bancshares of TX Inc.	TX	Union Bank NA	Oklahoma City	06/29/07	78.4	419.5
First NB Holding Company	AZ	New Mexico First Fincl Inc.	Las Cruces	06/25/07	NA	26.7
Zions Bancorp.	UT	Intercontinental Bkshrs Corp.	San Antonio	06/18/07	NA	105.2
A.N.B. Holding Company Ltd.	TX	Bryant-Irvin Bancshares Inc.	Benbrook	06/12/07	NA	161.6
BOC Holdings Corp.	TX	Crowley Holding Co.	Crowley	06/05/07	6.2	24.3
Southside Bancshares Inc.	TX	Fort Worth Bancshares Inc.	Fort Worth	05/17/07	35.7	126.8
Prosperity Bancshares Inc.	TX	Bank of Navasota NA	Navasota	05/01/07	17.3	73.8
FC Holdings Inc.	TX	First Crockett Bnkshres	Crockett	04/27/07	32.5	148.8
Industry Bancshares Inc.	TX	Community Bancorp. Inc.	Bellville	03/21/07	33.0	123.9
First Texas BHC Inc.	TX	SWB Bancshares Incorporated	Fort Worth	03/20/07	60.0	298.0
Rice Bancshares Inc.	TX	First State Bank	Rice	03/12/07	2.5	11.6
BOK Financial Corp.	OK	Worth Bancorp. Inc.	Lake Worth	03/09/07	127.1	389.8
First Bank Lubbock Bcshs Inc.	TX	Wilson Bancshares Inc.	Wilson	02/27/07	6.5	47.6
CBFH Inc.		County Bancshares Inc.	Newton	02/16/07	26.0	134.4
First Bancorp. of Durango Inc.	IL	Grants State Bank	Grants	01/26/07	13.7	92.3
Sterling Bancshares Inc.	TX	Partners Bank of TX	Humble	01/24/07	52.0	184.0
First Guaranty Bancshares Inc.	LA	Homestead Bancorp Inc.	Ponchatoula	01/04/07	13.1	131.9
Ironhorse Financial Group Inc	OK	Armstrong Bancshares Inc.	Muskogee	12/30/06	NA	390.4
First Texas BHC Inc.	TX	Community Bank of Texas NA	Grand Prairie	12/19/06	13.0	52.8
Central Bancompany	MO	21st Century Finl Svcs Co.	Tulsa	12/18/06	66.1	399.0
Commerce Bancshares Inc.	MO	South Tulsa Financial Corp.	Tulsa	12/04/06	26.3	124.2
Franklin Bank Corp.	TX	First NB of Bryan	Bryan	12/01/06	134.0	517.3
International Bancshares Corp.	TX	Southwest First Cmnty Inc.	Beeville	12/01/06	NA	127.1
White River Bancshares Co.	AR	Brinkley Bancshares Inc.	Brinkley	11/30/06	NA	139.6
Woodforest Financial Group	TX	Olympic SA SSB	Refugio	11/27/06	4.5	17.4
First Independent Bancorp Inc.	OK	Cyril State Bank	Cyril	11/17/06	4.7	24.3
Family Bancorp Inc.	TX	First National Bank of Refugio	Refugio	11/16/06	9.1	49.4
First Banks, Inc.	MO	Royal Oaks Bancshares, Inc.	Houston	11/07/06	38.6	180.4
Olney Bancshares of TX Inc.	TX	Interbank Inc.	Sayre	10/25/06	NA	162.9
Columbian Financial Corp.	KS	Bank	Weatherford	10/20/06	15.5	60.0
Patriot Bancshares Inc.	TX	Northeast National Bank	Mesquite	10/12/06	NA	43.9
Washington Federal Inc.	WA	First Fed Banc of the SW Inc	Roswell	10/10/06	99.0	562.3
Highlands Bancshares Inc.	TX	First Jacksboro Bkshrs Inc.	Jacksboro	09/15/06	21.0	120.8
BT Holdings Inc.	TX	Quitman Bancorporation Inc.	Quitman	09/06/06	NA	147.9
Farmers&Merchants Bkshrs Inc.	TX	Texas Premier Bank NA	Brookshire	08/25/06	21.6	71.5
Plains Bancorp Inc.	TX	First National Bank of Lamesa	Lamesa	08/23/06	18.6	115.6
Ashley Bancstock Co.	AR	First Cmnty Bk Crawford Cnty	Van Buren	08/22/06	7.1	50.6
IBERIABANK Corp.	LA	Pulaski Investment Corp.	Little Rock	08/09/06	130.0	471.6
Kleberg & Company Bankers Inc.	TX	Brazosport Corporation	Corpus Christi	08/07/06	30.0	119.9
Briscoe Ranch Inc.	TX	Bank of Frio Canyon	Leakey	08/06/06	5.2	29.4
IBERIABANK Corp.	LA	Pocahontas Bancorp Inc.	Jonesboro	07/26/06	79.0	732.9
Sterling Bancshares Inc.	TX	BOTH Inc.	Kerrville	07/25/06	72.5	314.6
Prosperity Bancshares Inc.	TX	Texas United Bancshares Inc.	La Grange	07/18/06	352.4	1,630.4
Cullen/Frost Bankers Inc.	TX	Summit Bancshares Inc.	Fort Worth	07/02/06	364.1	1,121.3
Home Bank	LA	Crowley B&LA	Crowley	06/30/06	NA	34.0
Green Bancorp, Inc.	TX	Redstone Bank NA	Houston	06/28/06	NA	167.9
VB Texas Inc.	TX	Community State Bank	Boling	06/16/06	14.0	61.5
Comanche National Corporation	TX	First National Bank of Santo	Santo	06/15/06	NA	73.6
Banco Bilbao Vizcaya Argent SA		Texas Regional Bancshares Inc.	McAllen	06/12/06	2,164.6	6,634.0
Banco Bilbao Vizcaya Argent SA		State National Bancshares Inc.	Fort Worth	06/12/06	480.8	1,692.7
First National B&TC	OK	GSB Holding Inc.	Mangum	06/01/06	NA	52.0
Southwest Bancorp Inc.	OK	McMullen Bank	Tilden	04/26/06	5.0	37.2
Trustmark Corp.	MS	Republic Bancshares of Texas	Houston	04/13/06	201.9	654.0
BancFirst Corp.	OK	First Bartlesville Bank	Bartlesville	04/11/06	5.6	42.6
First Fidelity Bancorp Inc.	OK	Apex Mortgage Company	Edmond	04/07/06	14.0	86.8
Docking Bancshares Inc.	KS	City National Bancshares Inc.	Guymon	04/02/06	NA	135.5
Private Investor-Amos K. Bass	OK	Wilburton State Bcshs Inc.	Wilburton	03/16/06	1.5	53.4
FC Holdings Inc.	TX	Texas National Bancshares	Tomball	02/17/06	22.3	89.7
Grupo Financiero Banorte		INB Financial Corporation	McAllen	01/26/06	259.0	1,066.8
Texas Independent Bancshares	TX	Southeast Bncp of Texas Inc.	Winnie	01/24/06	13.7	74.9
Frontier Bancshares, Inc	TX	First National Bank of Holland	Holland	01/23/06	3.0	9.2
First Muskogee Financial Corp.	OK	First Financial Bancshares	Roland	01/19/06	30.0	176.3
First Banks, Inc.	MO	First Independent NB	Plano	01/18/06	19.2	76.5
RCB Holding Company	OK	Pioneer Bancshares Inc.	Ponca City	12/27/05	56.7	296.9
Summit Bank Corp.	GA	Concord Bank NA	Houston	12/08/05	23.7	112.0
DBT Financial Corporation	AR	Planters & Merchants Bcshs	Gillett	12/08/05	5.8	27.4
Mesquite Fncl. Services Inc.	TX	Nichols Bancshares Inc.	Kenedy	12/06/05	6.4	42.1
Texas United Bancshares Inc.	TX	Northwest Bancshares Inc	Roanoke	11/22/05	31.0	124.9
Prosperity Bancshares Inc.	TX	SNB Bancshares Inc.	Sugar Land	11/16/05	242.7	1,120.7
Cullen/Frost Bankers Inc.	TX	Alamo Corporation of Texas	Alamo	11/10/05	87.0	309.1
Texas United Bancshares Inc.	TX	Express Bank of Texas	Round Rock	10/26/05	9.4	44.7
BancFirst Corp.	OK	Park State Bank	Nicoma Park	10/24/05	11.0	43.5
Cleo Bancshares Incorporated	OK	Meno Bancshares Incorporated	Meno	10/01/05	NA	25.7
FirstPerryton Bancorp Inc.	TX	Amarillo Western Bcshs Inc.	Amarillo	09/23/05	5.7	33.6
CTB Financial Corporation	LA	First United Bank	Farmerville	09/23/05	18.6	104.9
Compass Bancshares Inc.	AL	TexasBanc Holding Company	Weatherford	09/17/05	459.2	1,526.1
Prosperity Bancshares Inc.	TX	Grapeland Bancshares Inc.	Grapeland	09/09/05	7.3	69.8
Durant Bancorp Inc.	OK	Southwestern Bancshares Inc.	Oklahoma City	09/06/05	NA	127.2
First State Bancorp.	NM	New Mexico Financial Corp.	Belen	09/02/05	20.0	115.7
Cullen/Frost Bankers Inc.	TX	TX Community Bancshares Inc.	Dallas	09/01/05	31.0	133.3
FVNB Corp.	TX	Planters & Merchants Bcshs	Hearne	09/01/05	NA	187.6
Patriot Bancshares Inc.	TX	Quadco Bancshares Inc.	Ladonia	09/01/05	NA	13.8
First State Bancorp.	NM	Access Anytime Bancorp Inc.	Albuquerque	08/31/05	32.0	374.3
First Banks, Inc.	MO	First National Bank of Sachse	Sachse	08/22/05	20.8	72.7
Liberty Bancshares Inc.	AR	Russellville Bancshares Inc	Jonesboro	08/17/05	24.5	523.5
First Financial Bankshares	TX	Bridgeport Financial Corp.	Bridgeport	08/10/05	20.3	147.9
BancorpSouth Inc.	MS	American State Bank Corp.	Jonesboro	08/10/05	50.0	341.8
ST Banc Corp	TX	South Texas Bancorp Inc.	Hebbronville	08/10/05	5.4	49.2
North American Bcshs Inc.	TX	State B&T of Seguin TX	Seguin	08/08/05	63.5	272.7

					Deal	Target
				Date	Value	Assets
Buyer	State	Seller	City	Annouced	($M)	($M)
FC Holdings Inc.	TX	Lake Area National Bank	Trinity	07/29/05	5.5	20.7
FC Holdings Inc.	TX	Bosque Corp.	Meridian	07/20/05	12.0	69.9
American State Financial Corp.	TX	Cisco Bancshares Inc.	Cisco	07/20/05	NA	40.1
Sterling Bancshares Inc.	TX	Prestonwood Bancshares Inc.	Dallas	07/07/05	34.4	106.1
Zions Bancorp.	UT	Amegy Bancorp Inc.	Houston	07/05/05	1,709.7	7,559.5
Union Bankshares Inc.	AR	First Paris Holding Co.	Paris	06/28/05	15.8	102.5
South Texas Bancshares Inc.	TX	Caprock Bancshares Inc.	Shallowater	06/16/05	4.9	31.6
Central Community Corporation	TX	First National Bk of Hamilton	Hamilton	06/14/05	6.0	33.8
Main Banc, Inc.	NM	Interamerica Bank	Albuquerque	06/07/05	3.8	29.1
Greater Southwest Bcshs Inc.	TX	Bank of Vernon	Vernon	05/19/05	3.8	16.5
Prosper Bancshares Inc.	TX	Prosper State Bank	Prosper	05/19/05	3.8	8.8
INB Financial Corporation	TX	Weslaco Bancshares Inc.	Weslaco	05/19/05	NA	68.1
State National Bancshares Inc.	TX	Heritage Financial Corporation	Granbury	05/17/05	53.5	238.6
Broadway Bancshares Inc.	TX	Balcones Bank SSB	San Marcos	05/09/05	NA	113.6
Texas United Bancshares Inc.	TX	Gateway Holding Company Inc.	Dallas	05/02/05	41.5	210.2
Home Bancshares Inc.	AR	Mountain View Bancshares Inc.	Mountain View	04/21/05	42.5	182.2
First National Corp. of Wynne	AR	Bank of Harrisburg	Harrisburg	04/20/05	14.9	67.7
Cullen/Frost Bankers Inc.	TX	Horizon Capital Bank	Houston	04/19/05	107.2	380.0
First Arkansas Bancshares Inc.	AR	Lake Hamilton Enterprises Inc.	Little Rock	04/15/05	NA	276.7
Capital One Financial Corp.	VA	Hibernia Corp.	New Orleans	03/07/05	4,977.4	22,084.6
First National Security Co.	AR	First Community Banking Corp.	Hot Springs	03/01/05	89.7	375.8
Evolve Financial Grp	TN	Parkin Bancorp Inc.	Parkin	02/25/05	3.0	22.4
Independent Bk Grp Central TX	TX	First FSB Bancshares Inc.	Mount Calm	02/02/05	3.5	27.8
Franklin Bank Corp.	TX	Elgin Bank of Texas	Elgin	01/26/05	23.4	82.9
Investor Group	TX	First State Bank	Houston	01/20/05	NA	18.4
Ameribank Holding Company	OK	Boynton Holding Company Inc.	Muskogee	12/20/04	0.8	9.3
Franklin Bank Corp.	TX	First National Bank of Athens	Athens	12/20/04	58.3	215.7
Durant Bancorp Incorporated	OK	Krum Bancshares Inc	Krum	12/10/04	NA	144.4
Liberty Bancshares Inc.	AR	TrustBanc Financial Group Inc.	Mountain Home	12/03/04	28.0	113.2
Home Bancshares Inc.	AR	TCBancorp Inc.	N. Little Rock	11/23/04	44.0	558.7
State Capital Corporation	MS	First Bcshs of Baton Rouge	Baton Rouge	11/15/04	NA	97.7
First Financial Bankshares	TX	Clyde Financial Corporation	Clyde	10/25/04	25.4	113.3
Prosperity Bancshares Inc.	TX	First Capital Bankers Inc.	Victoria	10/25/04	135.7	773.6
IB Bancshares Inc.	TX	First Celina Corporation	Celina	10/18/04	17.3	89.8
First Natl Bcshs Huntsville	TX	National Bank of Madisonville	Madisonville	10/15/04	NA	38.3
Texas Regional Bancshares Inc.	TX	Mercantile Bank & Trust FSB	Dallas	10/08/04	35.6	176.9
CTB Holdings Inc.	TX	Coupland State Bank - Coupland	Coupland	10/05/04	7.5	57.4
IBERIABANK Corp.	LA	American Horizons Bancorp Inc	Monroe	09/29/04	46.6	266.6
Banco Bilbao Vizcaya Argent SA		Laredo National Bancshares	Laredo	09/20/04	850.0	3,374.1
BancorpSouth Inc.	MS	Business Holding Corporation	Baton Rouge	09/17/04	34.5	160.4
First Bank Corp	AR	Bor Bancshares Inc.	Rogers	09/16/04	26.6	119.1
First Financial Bankshares	TX	Southwestern Bancshares Inc.	Glen Rose	09/07/04	13.4	45.3
Franklin Bank Corp.	TX	Cedar Creek Bancshares Inc.	Seven Points	09/03/04	22.6	105.5
FC Holdings Inc.	TX	First Community Bank SA, NA	San Antonio	09/01/04	4.0	17.3
Wells Fargo & Co.	CA	First Community Capital Corp.	Houston	09/01/04	123.7	536.0
First Fed Banc of the SW Inc	NM	GFSB Bancorp Inc.	Gallup	08/25/04	24.1	238.9
Citigroup Inc.	NY	First American Bank SSB	Bryan	08/24/04	NA	3,494.3
Centennial Bancshares Inc.	AR	Pine State Bancshares Inc.	Kingsland	08/10/04	2.8	17.9
MNB Ventures	TX	Mercedes Bancorp Inc.	Mercedes	07/28/04	4.0	39.5
Eastman Acquisition Holding Co	OK	Eastman National Bcshs Inc.	Newkirk	07/22/04	11.0	48.2
Liberty Bancshares Inc.	AR	Arkansas State Bancshares Inc.	Siloam Springs	06/25/04	31.7	167.0
JSA Family Ltd. Ptnshp	TX	First National Bank	Bullard	06/17/04	NA	45.3
First Federal Bank of LA	LA	First Allen Parish Bancorp	Oakdale	06/16/04	6.6	53.3
MidSouth Bancorp Inc.	LA	Lamar Bancshares Inc.	Beaumont	05/27/04	21.6	115.0
Southwest Bancorp. of Texas	TX	Klein Bancshares Inc.	Houston	05/19/04	165.0	571.0
Prosperity Bancshares Inc.	TX	Village Bank & Trust S.S.B.	Lakeway	05/12/04	20.2	108.4
Texas United Bancshares Inc.	TX	GNB Bancshares Inc.	Gainesville	04/29/04	44.7	229.3
State National Bancshares Inc.	TX	Mercantile Bank Texas	Fort Worth	04/26/04	51.3	200.0
Haines Financial Corporation	OK	First National Bank of Medford	Medford	03/26/04	3.6	24.8
Mountain Home Bancshares Inc.	AR	Pocahontas Bankstock Inc.	Pocahontas	03/24/04	17.5	128.6
First Financial Bankshares	TX	Liberty National Bank	Granbury	03/04/04	12.8	62.8
Teche Holding Co.	LA	St. Landry Financial Corp.	Opelousas	03/04/04	10.1	71.3
Central Bancompany	MO	Community Bancs of Oklahoma	Tulsa	02/12/04	22.0	146.9
Summit Bancshares Inc.	TX	ANB Financial Corporation	Arlington	02/02/04	13.8	91.5
International Bancshares Corp.	TX	Local Financial Corp.	Oklahoma City	01/22/04	384.7	2,940.7
HGroup Acquisition Co.	TX	Heritage Bancshares	Terrell	01/14/04	12.4	52.9
Rock Bancshares Inc.	AR	HCB Bancshares Inc.	Camden	01/13/04	28.6	242.1

	Deal Ratios
	Price/		Price/				Tangible
	LTM	Price/	Tang.	Price/	Price/	Equity/	Equity/
	Earnings	Equity	Equity	Assets	Deposits	Assets	Assets
Buyer	(x)	(x)	(x)	(%)	(%)	(%)	(%)
A.N.B. Holding Company Ltd.	NA	NA	NA	NA	NA	12.12	12.12
Magnolia Banking Corporation	20.5	1.96	1.96	17.0	20.5	8.70	8.70
City Savings Bancshares Inc.	NA	NA	NA	NA	NA	9.34	9.34
Saint Martin Bancshares Inc.	NA	NA	NA	NA	NA	16.48	13.89
Home Bancshares Inc.	NA	NA	NA	NA	NA	9.19	8.31
Fidelity Homestead SB	NM	2.04	2.04	15.2	16.6	7.48	7.48
ABCT Holdings Inc.	10.6	1.97	2.00	20.5	22.9	10.41	10.26
Regent Capital Corp.	31.1	1.58	1.58	15.1	19.3	9.55	9.55
Legend Bancorp Inc.	24.6	2.19	2.19	23.6	26.8	10.79	10.79
Olney Bancshares of TX Inc.	19.7	2.49	2.49	18.7	24.3	7.52	7.52
First NB Holding Company	NA	NA	NA	NA	NA	9.13	9.13
Zions Bancorp.	NA	NA	NA	NA	NA	8.32	7.81
A.N.B. Holding Company Ltd.	NA	NA	NA	NA	NA	7.01	7.01
BOC Holdings Corp.	20.7	2.39	2.39	25.5	28.8	10.65	10.65
Southside Bancshares Inc.	15.9	2.49	2.49	28.1	35.8	11.29	11.29
Prosperity Bancshares Inc.	15.3	1.98	1.98	23.5	27.0	11.84	11.84
FC Holdings Inc.	13.8	2.56	2.56	21.8	24.5	8.51	8.51
Industry Bancshares Inc.	16.0	3.20	3.20	26.6	29.3	8.33	8.33
First Texas BHC Inc.	14.5	2.49	2.49	20.1	22.5	8.08	8.08
Rice Bancshares Inc.	NM	2.87	2.87	21.6	23.5	7.54	7.54
BOK Financial Corp.	21.8	3.22	3.46	32.6	36.9	10.14	9.41
First Bank Lubbock Bcshs Inc.	14.6	1.30	1.30	13.7	15.3	10.48	10.48
CBFH Inc.	15.1	1.47	1.90	19.3	22.5	13.16	10.16
First Bancorp. of Durango Inc.	10.5	1.70	1.70	14.8	16.4	8.71	8.71
Sterling Bancshares Inc.	29.3	3.32	3.32	28.3	32.3	8.50	8.50
First Guaranty Bancshares Inc.	30.0	1.10	1.10	9.9	18.7	9.04	9.04
Ironhorse Financial Group Inc	NA	NA	NA	NA	NA	11.71	11.51
First Texas BHC Inc.	20.4	2.10	2.10	24.6	28.1	11.72	11.72
Central Bancompany	24.3	2.95	2.98	16.6	18.5	5.62	5.55
Commerce Bancshares Inc.	18.0	2.24	2.24	21.2	26.1	9.46	9.46
Franklin Bank Corp.	19.9	2.72	2.72	25.9	29.9	9.51	9.51
International Bancshares Corp.	NA	NA	NA	NA	NA	8.57	8.57
White River Bancshares Co.	NA	NA	NA	NA	NA	13.44	11.84
Woodforest Financial Group	47.4	1.91	1.91	25.8	30.1	13.49	13.49
First Independent Bancorp Inc.	11.0	1.35	1.35	19.3	24.1	14.34	14.34
Family Bancorp Inc.	30.5	1.48	1.48	18.4	21.2	12.42	12.42
First Banks, Inc.	26.7	2.48	2.48	21.4	23.5	8.65	8.65
Olney Bancshares of TX Inc.	NA	NA	NA	NA	NA	7.22	7.06
Columbian Financial Corp.	47.7	2.72	3.13	25.8	28.6	9.51	8.25
Patriot Bancshares Inc.	NA	NA	NA	NA	NA	8.21	8.21
Washington Federal Inc.	18.2	1.88	2.11	17.6	25.2	9.34	8.34
Highlands Bancshares Inc.	11.3	2.43	2.43	17.4	18.8	7.14	7.14
BT Holdings Inc.	NA	NA	NA	NA	NA	9.39	9.02
Farmers&Merchants Bkshrs Inc.	21.4	2.94	2.94	30.2	34.7	10.29	10.29
Plains Bancorp Inc.	13.4	1.83	1.83	16.1	17.7	8.78	8.78
Ashley Bancstock Co.	36.2	1.55	1.55	14.0	16.4	9.07	9.07
IBERIABANK Corp.	20.5	3.25	3.34	27.6	32.8	8.49	8.25
Kleberg & Company Bankers Inc.	9.0	1.88	1.88	25.0	29.2	13.32	13.32
Briscoe Ranch Inc.	21.3	1.52	1.52	17.7	20.1	11.65	11.65
IBERIABANK Corp.	26.5	1.53	2.08	10.8	14.8	7.02	5.19
Sterling Bancshares Inc.	15.6	3.11	3.11	23.0	25.0	7.42	7.42
Prosperity Bancshares Inc.	30.0	2.41	5.15	21.6	29.2	8.97	4.20
Cullen/Frost Bankers Inc.	28.9	4.42	5.12	32.5	40.9	7.34	6.35
Home Bank	NA	NA	NA	NA	NA	10.83	10.83
Green Bancorp, Inc.	NA	NA	NA	NA	NA	14.12	14.12
VB Texas Inc.	28.8	2.77	2.77	22.8	24.8	8.22	8.22
Comanche National Corporation	NA	NA	NA	NA	NA	7.84	7.84
Banco Bilbao Vizcaya Argent SA	24.7	3.30	4.93	32.6	38.6	9.90	6.62
Banco Bilbao Vizcaya Argent SA	27.0	2.23	4.84	28.4	34.8	12.77	5.87
First National B&TC	NA	NA	NA	NA	NA	9.22	9.22
Southwest Bancorp Inc.	NM	1.96	1.96	13.4	14.5	6.88	6.88
Trustmark Corp.	28.1	4.65	4.65	30.9	34.2	6.64	6.64
BancFirst Corp.	NM	1.55	1.55	13.1	14.5	8.48	8.48
First Fidelity Bancorp Inc.	16.3	1.50	1.50	16.1	19.4	10.72	10.72
Docking Bancshares Inc.	NA	NA	NA	NA	NA	9.86	9.59
Private Investor-Amos K. Bass	1.3	0.48	0.54	2.8	3.0	5.85	5.21
FC Holdings Inc.	32.5	2.13	2.13	24.9	31.4	11.69	11.69
Grupo Financiero Banorte	10.4	4.08	4.67	24.3	28.7	5.96	5.20
Texas Independent Bancshares	20.0	2.05	2.05	18.3	20.2	8.94	8.94
Frontier Bancshares, Inc	51.7	2.95	2.95	32.6	36.8	11.05	11.05
First Muskogee Financial Corp.	12.7	2.39	2.44	17.0	19.2	7.13	6.98
First Banks, Inc.	48.7	2.45	2.45	25.1	28.6	10.24	10.24
RCB Holding Company	19.5	2.49	2.63	19.1	22.5	7.66	7.25
Summit Bank Corp.	25.9	2.01	2.01	21.2	24.0	10.51	10.51
DBT Financial Corporation	42.3	1.68	1.68	21.2	30.9	12.58	12.58
Mesquite Fncl. Services Inc.	12.9	1.75	1.75	15.2	16.7	8.69	8.69
Texas United Bancshares Inc.	16.1	2.64	2.64	24.8	27.6	9.41	9.41
Prosperity Bancshares Inc.	63.9	2.75	2.75	21.7	32.9	7.88	7.88
Cullen/Frost Bankers Inc.	23.4	3.40	3.40	28.1	31.8	8.29	8.29
Texas United Bancshares Inc.	NM	2.13	2.13	21.0	23.4	9.85	9.85
BancFirst Corp.	16.9	1.39	1.39	25.3	31.1	18.22	18.22
Cleo Bancshares Incorporated	NA	NA	NA	NA	NA	18.53	18.53
FirstPerryton Bancorp Inc.	14.5	1.51	1.51	17.0	19.3	11.23	11.23
CTB Financial Corporation	28.1	1.35	1.35	17.7	20.6	13.09	13.09
Compass Bancshares Inc.	25.7	3.89	3.97	30.1	35.1	7.73	7.58
Prosperity Bancshares Inc.	24.3	1.40	1.40	10.5	15.4	7.46	7.46
Durant Bancorp Inc.	NA	NA	NA	NA	NA	8.38	8.38
First State Bancorp.	71.9	1.52	1.52	17.3	19.6	11.34	11.34
Cullen/Frost Bankers Inc.	23.8	3.19	3.19	23.3	29.6	7.29	7.29
FVNB Corp.	NA	NA	NA	NA	NA	11.95	11.15
Patriot Bancshares Inc.	NA	NA	NA	NA	NA	7.61	7.61
First State Bancorp.	21.8	1.43	2.60	8.5	10.4	5.99	3.29
First Banks, Inc.	16.0	2.30	2.30	28.6	33.5	12.46	12.46
Liberty Bancshares Inc.	3.7	0.61	0.78	4.7	6.6	7.67	6.00
First Financial Bankshares	11.4	2.25	2.49	13.7	15.3	6.09	5.52
BancorpSouth Inc.	25.1	2.33	2.33	14.6	17.8	6.29	6.29
ST Banc Corp	45.4	1.09	1.31	11.0	12.3	10.06	8.38
North American Bcshs Inc.	30.3	1.58	1.59	23.3	29.1	14.77	14.69

	Deal Ratios
	Price/		Price/				Tangible
	LTM	Price/	Tang.	Price/	Price/	Equity/	Equity/
	Earnings	Equity	Equity	Assets	Deposits	Assets	Assets
Buyer	(x)	(x)	(x)	(%)	(%)	(%)	(%)
FC Holdings Inc.	36.7	1.75	1.75	26.5	31.3	15.18	15.18
FC Holdings Inc.	12.0	2.25	2.31	17.2	18.7	7.61	7.41
American State Financial Corp.	NA	NA	NA	NA	NA	15.51	15.51
Sterling Bancshares Inc.	22.7	3.23	3.23	32.4	36.3	10.04	10.04
Zions Bancorp.	24.4	2.96	4.25	22.6	29.4	7.64	5.32
Union Bankshares Inc.	15.3	1.74	1.77	15.4	17.9	8.85	8.69
South Texas Bancshares Inc.	19.0	1.83	1.83	15.5	17.1	8.47	8.47
Central Community Corporation	17.2	2.14	2.14	17.7	19.4	8.27	8.27
Main Banc, Inc.	NM	1.34	1.34	13.1	14.5	9.74	9.74
Greater Southwest Bcshs Inc.	53.5	1.22	1.22	23.1	28.6	18.99	18.99
Prosper Bancshares Inc.	63.3	4.72	4.72	43.1	48.8	9.13	9.13
INB Financial Corporation	NA	NA	NA	NA	NA	8.51	8.51
State National Bancshares Inc.	20.8	2.84	2.84	22.4	25.3	7.91	7.91
Broadway Bancshares Inc.	NA	NA	NA	NA	NA	7.50	7.50
Texas United Bancshares Inc.	37.3	3.37	3.37	19.7	21.5	5.85	5.85
Home Bancshares Inc.	10.2	1.60	1.61	23.3	27.5	14.58	14.54
First National Corp. of Wynne	15.2	2.34	2.34	22.0	24.5	9.39	9.39
Cullen/Frost Bankers Inc.	32.0	3.15	3.15	28.2	37.8	8.96	8.96
First Arkansas Bancshares Inc.	NA	NA	NA	NA	NA	7.82	7.13
Capital One Financial Corp.	15.6	2.36	2.86	22.5	29.1	9.54	7.88
First National Security Co.	19.7	2.00	2.02	23.9	31.9	11.94	11.81
Evolve Financial Grp	25.2	1.20	1.20	13.4	16.8	11.13	11.13
Independent Bk Grp Central TX	NM	1.67	1.67	12.6	13.6	7.53	7.53
Franklin Bank Corp.	32.0	2.23	2.23	28.2	32.6	12.67	12.66
Investor Group	NA	NA	NA	NA	NA	9.87	9.87
Ameribank Holding Company	9.4	0.67	0.67	8.6	9.9	12.92	12.92
Franklin Bank Corp.	27.7	2.10	2.20	27.0	31.2	12.86	12.29
Durant Bancorp Incorporated	NA	NA	NA	NA	NA	7.98	7.98
Liberty Bancshares Inc.	26.9	2.98	2.98	24.7	33.5	8.31	8.30
Home Bancshares Inc.	NA	0.72	0.73	7.9	10.8	11.00	10.74
State Capital Corporation	NA	NA	NA	NA	NA	7.52	7.52
First Financial Bankshares	46.2	2.00	2.00	22.4	25.3	11.20	11.20
Prosperity Bancshares Inc.	52.7	2.26	3.53	17.5	21.2	7.75	4.97
IB Bancshares Inc.	19.7	2.51	2.51	19.3	21.0	7.68	7.68
First Natl Bcshs Huntsville	NA	NA	NA	NA	NA	11.99	11.99
Texas Regional Bancshares Inc.	63.0	2.52	2.52	20.1	22.0	7.97	7.97
CTB Holdings Inc.	54.3	1.31	1.91	13.1	16.4	9.98	6.84
IBERIABANK Corp.	21.7	2.20	2.34	17.5	23.6	7.96	7.48
Banco Bilbao Vizcaya Argent SA	17.5	2.99	3.32	25.2	30.3	8.43	7.59
BancorpSouth Inc.	32.7	2.69	2.69	21.5	27.6	8.00	8.00
First Bank Corp	16.5	2.92	2.92	22.3	26.5	7.66	7.66
First Financial Bankshares	11.6	2.99	2.99	29.6	32.9	9.91	9.91
Franklin Bank Corp.	17.2	2.01	2.01	21.4	24.0	10.63	10.63
FC Holdings Inc.	NM	1.02	1.02	23.1	29.8	22.51	22.51
Wells Fargo & Co.	67.2	3.10	4.88	23.1	28.5	7.44	4.73
First Fed Banc of the SW Inc	14.8	1.30	1.30	10.1	17.4	7.76	7.76
Citigroup Inc.	NA	NA	NA	NA	NA	9.91	8.61
Centennial Bancshares Inc.	19.7	1.89	1.89	15.6	17.1	8.28	8.28
MNB Ventures	52.6	1.32	1.41	10.1	11.0	7.68	7.16
Eastman Acquisition Holding Co	20.4	1.90	1.90	22.8	26.4	12.00	12.00
Liberty Bancshares Inc.	NA	1.21	1.21	19.0	22.6	15.72	15.72
JSA Family Ltd. Ptnshp	NA	NA	NA	NA	NA	7.54	7.54
First Federal Bank of LA	17.2	1.48	1.48	12.4	14.7	8.37	8.37
MidSouth Bancorp Inc.	10.4	1.98	2.08	18.8	20.9	9.46	9.01
Southwest Bancorp. of Texas	22.5	3.82	3.82	28.9	32.1	7.57	7.57
Prosperity Bancshares Inc.	20.1	1.98	3.04	18.6	21.2	9.43	9.15
Texas United Bancshares Inc.	44.8	2.38	2.38	19.5	23.2	8.19	8.18
State National Bancshares Inc.	25.7	3.23	3.23	25.6	28.1	7.93	7.93
Haines Financial Corporation	16.0	1.36	1.36	14.5	16.4	10.72	10.72
Mountain Home Bancshares Inc.	NM	1.48	1.48	13.6	16.7	9.20	9.20
First Financial Bankshares	12.2	2.05	2.05	20.4	23.1	9.96	9.96
Teche Holding Co.	40.9	1.24	1.24	14.2	20.4	11.39	11.39
Central Bancompany	16.2	1.99	1.99	15.0	18.2	7.54	7.54
Summit Bancshares Inc.	23.6	1.72	1.72	15.1	16.6	8.78	8.78
International Bancshares Corp.	13.6	2.28	2.58	13.1	19.4	5.74	5.08
HGroup Acquisition Co.	NM	1.57	1.57	23.4	30.5	14.92	14.92
Rock Bancshares Inc.	62.4	1.06	1.06	11.8	19.6	11.16	11.16

High	71.9	4.7	5.1	43.1	48.8	22.51	22.51
Low	1.3	0.5	0.5	2.8	3.0	5.62	3.29
Median	21.3	2.1	2.1	20.5	23.6	9.13	8.70
Average	25.4	2.2	2.3	20.3	24.1	9.78	9.42
Std. Dev.	14.4	0.8	1.0	6.5	7.6	2.73	2.89

Suggested Multiples:	28.0	2.6	2.9	24.0	26.0	9.29	8.21

Treaty Oak Bank:	$870,344	$10,274,869	$9,079,459	$110,565,537	$99,730,310	9.29

Preliminary Indications of Value:	$24,369,632	$26,714,659	$26,330,431	$26,535,729	$25,929,881

Weighting:	20.0%	20.0%	20.0%	20.0%	20.0%	100.0%

Weighted Value:	$4,873,926	$5,342,932	$5,266,086	$5,307,146	$5,185,976

Indicated Control, Non-Marketable Value of Bank:	$25,976,066

	Target Financials
						LTM	LTM
					LTM	NonInterest	Operating
				NPA/	Efficiency	Income/	Expense/
	Deposits	ROAA	ROAE	Assets	Ratio	AA	AA	Branches
Buyer	($000s)	(%)	(%)	(%)%		(%)	(%)	(#)	Target MSA
A.N.B. Holding Company Ltd.	62,740	1.87	17.4	0.11	53.1	3.11	4.26	1	Dallas-Fort Worth-Arlington, TX (Metro)
Magnolia Banking Corporation	66,409	0.80	9.8	0.47	69.3	0.58	2.83	3
City Savings Bancshares Inc.	124,603	NA	NA	NA	NA	NA	NA	6	Abbeville, LA (Micro)
Saint Martin Bancshares Inc.	50,765	1.41	8.4	1.71	63.5	1.42	3.93	4	Jennings, LA (Micro)
Home Bancshares Inc.	167,096	0.71	7.6	0.25	79.8	1.04	3.80	6	Pine Bluff, AR (Metro)
Fidelity Homestead SB	46,990	NA	NA	NA	NA	NA	NA	2	Hammond, LA (Micro)
ABCT Holdings Inc.	30,513	1.84	19.8	0.70	70.5	0.77	4.09	2
Regent Capital Corp.	61,173	0.34	3.5	0.89	82.2	0.90	3.88	3
Legend Bancorp Inc.	78,647	1.05	10.1	0.31	67.6	0.85	2.83	2	Bonham, TX (Micro)
Olney Bancshares of TX Inc.	322,940	0.89	11.8	0.49	57.0	0.36	2.03	6	Oklahoma City, OK (Metro)
First NB Holding Company	23,289	-10.39	-95.0	20.41	81.8	1.55	5.20	1	Las Cruces, NM (Metro)
Zions Bancorp.	95,839	0.58	7.4	0.06	78.7	0.39	2.73	3	San Antonio, TX (Metro)
A.N.B. Holding Company Ltd.	148,271	0.14	1.8	1.04	73.7	0.70	4.76	4	Dallas-Fort Worth-Arlington, TX) (Metro)
BOC Holdings Corp.	21,537	0.92	8.8	0.46	70.5	0.87	4.05	1	Dallas-Fort Worth-Arlington, TX (Metro)
Southside Bancshares Inc.	99,598	1.84	17.0	0.08	49.3	0.53	2.75	2	Dallas-Fort Worth-Arlington, TX
Prosperity Bancshares Inc.	64,050	1.49	13.4	0.24	56.2	1.03	3.07	1
FC Holdings Inc.	132,622	1.67	19.2	0.10	69.4	0.81	3.90	2
Industry Bancshares Inc.	112,750	1.66	20.3	0.01	47.4	0.77	2.26	1	Houston-Sugar Land-Baytown, TX (Metro)
First Texas BHC Inc.	266,971	1.43	18.8	0.32	73.3	1.84	4.38	7	Dallas-Fort Worth-Arlington, TX (Metro)
Rice Bancshares Inc.	10,638	-2.36	-27.4	0.00	127.9	4.02	10.19	1	Corsicana, TX (Micro)
BOK Financial Corp.	344,705	1.57	16.0	0.21	57.7	1.28	3.34	5	Dallas-Fort Worth-Arlington, TX (Metro)
First Bank Lubbock Bcshs Inc.	42,401	0.92	9.5	0.41	75.1	0.97	3.15	2
CBFH Inc.	115,764	1.32	10.4	0.66	64.3	1.63	3.87	7
First Bancorp. of Durango Inc.	83,610	NA	NA	0.22	67.1	0.85	3.47	3	Grants, NM (Micro)
Sterling Bancshares Inc.	161,203	1.16	13.4	0.53	61.4	0.37	3.06	3	Houston-Sugar Land-Baytown, TX (Metro)
First Guaranty Bancshares Inc.	70,050	0.33	3.8	0.52	81.1	0.31	2.04	3	Hammond, LA (Micro)
Ironhorse Financial Group Inc	340,493	2.00	17.1	0.31	60.1	2.43	4.72	14	Muskogee, OK (Micro)
First Texas BHC Inc.	46,277	1.27	12.0	0.00	71.8	0.15	2.98	1	Dallas-Fort Worth-Arlington, TX (Metro)
Central Bancompany	357,137	0.82	14.8	0.71	71.6	1.04	3.58	5	Tulsa, OK (Metro)
Commerce Bancshares Inc.	100,724	1.27	13.3	1.66	56.1	0.29	2.90	2	Tulsa, OK (Metro)
Franklin Bank Corp.	448,372	1.36	14.6	0.09	60.9	1.40	3.26	7	College Station-Bryan, TX (Metro)
International Bancshares Corp.	115,116	1.63	20.6	0.01	62.1	1.28	2.69	4	Beeville, TX (Micro)
White River Bancshares Co.	114,862	1.81	15.0	0.04	41.8	0.55	NA	2
Woodforest Financial Group	14,971	0.79	6.0	0.00	81.7	0.05	3.48	1
First Independent Bancorp Inc.	19,541	1.80	12.7	0.00	53.4	0.73	2.23	1
Family Bancorp Inc.	43,003	0.55	5.1	0.07	78.7	0.62	3.13	1
First Banks, Inc.	164,033	0.72	7.9	0.59	72.4	0.44	4.05	4	Houston-Sugar Land-Baytown, TX (Metro)
Olney Bancshares of TX Inc.	145,704	1.96	26.6	0.08	62.7	1.73	4.29	5	Elk City, OK (Micro)
Columbian Financial Corp.	54,204	0.69	6.7	0.00	71.7	0.37	2.75	1	Dallas-Fort Worth-Arlington, TX (Metro)
Patriot Bancshares Inc.	40,069	1.22	15.1	0.47	80.2	1.32	4.74	1	Dallas-Fort Worth-Arlington, TX (Metro)
Washington Federal Inc.	392,161	1.00	10.8	NA	64.9	0.47	2.58	12	Roswell, NM (Micro)
Highlands Bancshares Inc.	111,581	1.55	22.8	0.01	58.2	0.66	2.30	2
BT Holdings Inc.	125,440	1.18	12.3	0.97	62.2	0.97	3.11	4
Farmers&Merchants Bkshrs Inc.	62,269	1.56	15.8	0.53	68.9	0.62	5.09	1	Houston-Sugar Land-Baytown, TX (Metro)
Plains Bancorp Inc.	104,832	1.34	16.0	0.17	63.0	0.31	2.11	1	Lamesa, TX (Micro)
Ashley Bancstock Co.	43,402	0.34	3.9	0.64	90.1	0.66	3.83	1	Fort Smith, AR-OK (Metro)
IBERIABANK Corp.	395,771	1.41	17.5	0.36	79.7	8.70	10.44	12	Little Rock-North Little Rock-Conway, AR (Metro)
Kleberg & Company Bankers Inc.	102,843	2.74	21.4	0.55	64.6	2.17	5.11	4	Corpus Christi, TX (Metro)
Briscoe Ranch Inc.	25,869	0.69	5.9	1.04	69.8	0.40	2.86	1
IBERIABANK Corp.	534,755	0.38	5.5	NA	78.3	0.71	1.48	21	Jonesboro, AR (Metro)
Sterling Bancshares Inc.	290,140	1.56	21.3	0.05	45.7	0.73	1.91	6	Kerrville, TX (Micro)
Prosperity Bancshares Inc.	1,204,948	0.97	10.6	0.28	73.1	1.87	2.60	43
Cullen/Frost Bankers Inc.	889,897	0.87	11.8	1.03	57.9	0.72	2.22	14	Dallas-Fort Worth-Arlington, TX (Metro)
Home Bank	30,244	0.61	5.7	0.24	70.1	0.07	1.82	1	Crowley, LA (Micro)
Green Bancorp, Inc.	134,552	0.25	1.8	0.00	90.2	0.10	2.66	4	Houston-Sugar Land-Baytown, TX (Metro)
VB Texas Inc.	56,397	0.71	8.4	0.01	75.1	0.84	3.30	2	El Campo, TX (Micro)
Comanche National Corporation	67,347	0.34	4.4	1.29	58.6	0.88	2.95	4	Mineral Wells, TX (Micro)
Banco Bilbao Vizcaya Argent SA	5,606,576	1.40	14.7	0.96	47.8	1.22	1.21	77	McAllen-Edinburg-Mission, TX (Metro)
Banco Bilbao Vizcaya Argent SA	1,382,539	1.11	8.5	0.58	63.7	1.26	2.41	43	Dallas-Fort Worth-Arlington, TX (Metro)
First National B&TC	43,103	0.75	8.6	0.60	81.8	1.17	5.37	4
Southwest Bancorp Inc.	34,526	-0.28	-3.8	0.00	121.0	0.60	4.54	2
Trustmark Corp.	589,525	1.23	17.8	0.18	58.6	0.45	2.74	6	Houston-Sugar Land-Baytown, TX (Metro)
BancFirst Corp.	38,736	-0.38	-3.8	0.00	97.8	0.16	3.00	1	Bartlesville, OK (Micro)
First Fidelity Bancorp Inc.	72,287	0.00	0.0	1.17	65.8	0.73	3.47	2	Oklahoma City, OK (Metro)
Docking Bancshares Inc.	120,321	2.95	28.8	0.23	53.5	2.95	3.90	2	Guymon, OK (Micro)
Private Investor-Amos K. Bass	50,092	2.16	36.1	0.04	51.5	0.63	2.54	2
FC Holdings Inc.	70,945	0.61	6.8	0.03	76.1	0.06	3.16	1	Houston-Sugar Land-Baytown, TX (Metro)
Grupo Financiero Banorte	901,390	2.87	41.5	0.32	42.2	1.22	2.27	16	McAllen-Edinburg-Mission, TX (Metro)
Texas Independent Bancshares	67,850	1.04	10.2	1.41	82.3	1.61	5.30	3	Houston-Sugar Land-Baytown, TX (Metro)
Frontier Bancshares, Inc	8,154	0.66	5.9	0.31	85.7	2.33	6.93	1	Killeen-Temple-Fort Hood, TX (Metro)
First Muskogee Financial Corp.	156,046	1.85	26.3	0.28	69.6	0.79	3.23	3	Fort Smith, AR-OK (Metro)
First Banks, Inc.	67,088	0.36	3.3	0.83	88.0	0.17	4.08	2	Dallas-Fort Worth-Arlington, TX (Metro)
RCB Holding Company	252,446	1.06	13.4	0.22	62.0	0.90	3.20	6	Ponca City, OK (Micro)
Summit Bank Corp.	98,684	1.07	10.8	0.00	69.7	0.15	2.91	1	Houston-Sugar Land-Baytown, TX (Metro)
DBT Financial Corporation	18,742	0.67	5.3	0.56	79.0	0.52	2.88	1
Mesquite Fncl. Services Inc.	38,282	1.30	15.3	0.08	69.1	0.83	3.13	1
Texas United Bancshares Inc.	112,439	1.74	18.8	0.56	64.2	1.57	3.24	5	Dallas-Fort Worth-Arlington, TX (Metro)
Prosperity Bancshares Inc.	738,319	0.28	3.6	1.05	58.6	0.14	1.68	7	Houston-Sugar Land-Baytown, TX (Metro)
Cullen/Frost Bankers Inc.	273,647	1.27	15.5	0.36	64.0	0.95	2.75	10	McAllen-Edinburg-Mission, TX (Metro)
Texas United Bancshares Inc.	40,204	-0.32	-3.3	0.00	107.7	0.33	3.30	2	Austin-Round Rock, TX (Metro)
BancFirst Corp.	35,408	1.58	8.7	0.56	59.8	1.07	2.26	1	Oklahoma City, OK (Metro)
Cleo Bancshares Incorporated	15,864	1.88	9.6	0.00	43.1	0.46	1.57	1
FirstPerryton Bancorp Inc.	29,566	1.06	9.8	0.19	69.8	0.57	3.12	1	Amarillo, TX (Metro)
CTB Financial Corporation	90,275	0.43	3.4	0.66	70.8	0.61	2.58	3	Monroe, LA (Metro)
Compass Bancshares Inc.	1,309,303	1.33	17.8	0.32	63.1	1.50	2.45	24	Dallas-Fort Worth-Arlington, TX (Metro)
Prosperity Bancshares Inc.	47,407	0.69	9.1	0.00	79.5	0.55	1.88	2
Durant Bancorp Inc.	106,236	0.48	5.9	3.07	89.9	0.90	4.36	3	Oklahoma City, OK (Metro)
First State Bancorp.	102,088	1.82	16.2	1.11	90.6	1.10	3.48	9	Albuquerque, NM (Metro)
Cullen/Frost Bankers Inc.	104,569	1.23	16.7	0.19	67.9	0.80	2.41	1	Dallas-Fort Worth-Arlington, TX (Metro)
FVNB Corp.	164,042	1.53	13.1	0.18	61.2	0.78	2.01	3	College Station-Bryan, TX (Metro)
Patriot Bancshares Inc.	12,754	0.85	11.6	0.12	82.2	1.48	2.47	2	Bonham, TX (Micro)
First State Bancorp.	309,013	0.51	8.8	0.14	75.9	1.04	2.10	10	Albuquerque, NM (Metro)
First Banks, Inc.	62,096	1.78	14.2	0.20	50.3	0.80	2.78	1	Dallas-Fort Worth-Arlington, TX (Metro)
Liberty Bancshares Inc.	370,302	1.35	17.5	1.34	47.8	0.84	1.61	14	Jonesboro, AR (Metro)
First Financial Bankshares	132,405	1.28	21.6	0.72	NA	NA	NA	3	Dallas-Fort Worth-Arlington, TX (Metro)
BancorpSouth Inc.	280,346	0.57	8.9	0.15	73.2	0.81	2.30	11	Jonesboro, AR (Metro)
ST Banc Corp	43,902	0.27	2.8	0.55	96.5	1.20	5.01	3
North American Bcshs Inc.	217,842	0.81	5.3	0.05	76.2	0.92	3.45	7	San Antonio, TX (Metro)

	Target Financials
						LTM	LTM
					LTM	NonInterest	Operating
				NPA/	Efficiency	Income/	Expense/
	Deposits	ROAA	ROAE	Assets	Ratio	AA	AA	Branches
Buyer	($000s)	(%)	(%)	(%)%		(%)	(%)	(#)	Target MSA
FC Holdings Inc.	17,557	0.52	3.5	2.77	82.1	1.49	5.50	2
FC Holdings Inc.	64,308	1.70	21.5	0.40	66.6	0.97	2.35	2
American State Financial Corp.	33,818	0.96	6.5	0.23	72.9	0.67	2.92	1
Sterling Bancshares Inc.	94,697	1.22	11.8	0.01	61.4	1.38	2.74	5	Dallas-Fort Worth-Arlington, TX (Metro)
Zions Bancorp.	5,805,707	0.90	11.5	0.28	63.8	1.47	1.71	82	Houston-Sugar Land-Baytown, TX (Metro)
Union Bankshares Inc.	88,404	0.97	11.0	0.57	66.9	0.84	NA	4
South Texas Bancshares Inc.	28,673	0.30	3.5	1.90	69.3	1.57	3.16	1	Lubbock, TX (Metro)
Central Community Corporation	30,975	1.16	14.4	0.08	75.9	1.07	2.63	2
Main Banc, Inc.	26,180	1.04	11.1	3.39	95.1	0.44	4.35	2	Albuquerque, NM (Metro)
Greater Southwest Bcshs Inc.	13,297	1.00	5.3	0.98	89.0	0.57	3.01	2	Vernon, TX (Micro)
Prosper Bancshares Inc.	7,785	-0.21	-2.4	0.00	88.7	2.58	1.82	2	Dallas-Fort Worth-Arlington, TX (Metro)
INB Financial Corporation	62,122	0.23	2.6	1.74	73.4	1.45	2.90	3	McAllen-Edinburg-Mission, TX (Metro)
State National Bancshares Inc.	211,345	1.12	13.6	0.04	63.9	0.64	1.86	4	Granbury, TX (Micro)
Broadway Bancshares Inc.	61,339	0.89	12.0	0.21	82.1	0.82	2.52	4	Austin-Round Rock, TX (Metro)
Texas United Bancshares Inc.	192,692	0.55	9.0	0.10	77.3	0.93	2.95	7	Dallas-Fort Worth-Arlington, TX (Metro)
Home Bancshares Inc.	154,512	2.54	17.4	0.25	41.4	0.26	1.51	2
First National Corp. of Wynne	60,830	1.42	15.3	1.64	60.3	0.77	1.66	1	Jonesboro, AR (Metro)
Cullen/Frost Bankers Inc.	283,904	0.88	10.3	0.09	65.0	0.36	2.51	6	Houston-Sugar Land-Baytown, TX (Metro)
First Arkansas Bancshares Inc.	234,491	0.71	8.9	1.40	69.0	0.63	1.99	12	Little Rock-North Little Rock, AR (Metro)
Capital One Financial Corp.	17,098,171	1.49	16.5	0.41	55.5	1.95	1.14	298	New Orleans-Metairie-Kenner, LA (Metro)
First National Security Co.	281,535	1.21	10.2	0.13	53.4	0.59	1.74	17	Hot Springs, AR (Metro)
Evolve Financial Grp	17,836	0.54	4.9	2.49	89.1	0.87	3.55	2
Independent Bk Grp Central TX	25,691	0.12	1.7	0.79	99.0	1.03	NA	5
Franklin Bank Corp.	71,877	0.78	6.4	0.55	77.6	0.63	NA	3	Austin-Round Rock, TX (Metro)
Investor Group	16,533	-0.09	-1.0	0.44	103.1	0.47	2.64	3	Houston-Sugar Land-Baytown, TX (Metro)
Ameribank Holding Company	8,058	1.95	15.0	0.09	83.6	2.58	4.42	1	Muskogee, OK (Micro)
Franklin Bank Corp.	186,890	0.72	5.7	0.06	80.2	0.97	NA	4	Athens, TX (Micro)
Durant Bancorp Incorporated	131,345	2.40	30.2	0.66	70.5	4.24	2.80	4	Dallas-Fort Worth-Arlington, TX (Metro)
Liberty Bancshares Inc.	83,483	0.88	10.1	0.00	56.1	0.53	NA	1	Mountain Home, AR (Micro)
Home Bancshares Inc.	407,145	0.55	4.4	0.08	NA	NA	NA	14	Little Rock-North Little Rock, AR (Metro)
State Capital Corporation	79,781	0.82	10.5	1.91	76.4	0.31	3.04	3	Baton Rouge, LA (Metro)
First Financial Bankshares	100,285	0.81	7.4	0.90	79.3	0.75	2.82	4	Abilene, TX (Metro)
Prosperity Bancshares Inc.	638,945	NA	NA	0.92	NA	NA	NA	33	Victoria, TX (Metro)
IB Bancshares Inc.	82,414	1.11	13.9	0.05	81.5	1.13	3.59	5	Dallas-Fort Worth-Arlington, TX (Metro)
First Natl Bcshs Huntsville	33,135	0.35	3.0	1.15	88.5	1.85	4.70	1
Texas Regional Bancshares Inc.	161,923	0.34	4.2	0.03	86.4	0.81	NA	4	Dallas-Fort Worth-Arlington, TX (Metro)
CTB Holdings Inc.	45,810	0.44	4.0	0.91	94.6	0.81	2.72	3	Austin-Round Rock, TX (Metro)
IBERIABANK Corp.	197,282	0.80	9.7	0.42	69.7	1.22	2.80	8	Monroe, LA (Metro)
Banco Bilbao Vizcaya Argent SA	2,809,738	2.07	26.2	0.61	72.7	1.07	4.27	37	Laredo, TX (Metro)
BancorpSouth Inc.	125,082	0.67	8.2	0.37	60.2	0.43	NA	1	Baton Rouge, LA (Metro)
First Bank Corp	100,493	1.35	17.7	0.95	53.3	1.15	1.84	4	Fayetteville-Springdale-Rogers, AR-MO (Metro)
First Financial Bankshares	40,730	2.96	28.8	0.04	53.0	1.29	1.92	2	Granbury, TX (Micro)
Franklin Bank Corp.	94,197	1.26	11.9	0.32	74.1	1.15	2.73	5	Athens, TX (Micro)
FC Holdings Inc.	13,420	-0.73	-3.6	0.00	106.0	0.73	2.53	3	San Antonio, TX (Metro)
Wells Fargo & Co.	433,989	0.47	6.1	0.95	76.9	0.99	3.20	17	Houston-Sugar Land-Baytown, TX (Metro)
First Fed Banc of the SW Inc	138,466	0.64	8.5	1.08	61.8	0.34	1.65	2	Gallup, NM (Micro)
Citigroup Inc.	2,661,242	1.29	13.4	1.02	62.6	0.91	2.18	106	College Station-Bryan, TX (Metro)
Centennial Bancshares Inc.	16,328	1.03	12.9	1.22	74.3	0.99	3.12	4	Pine Bluff, AR (Metro)
MNB Ventures	36,270	0.83	11.2	4.24	80.4	1.42	4.30	1	McAllen-Edinburg-Mission, TX (Metro)
Eastman Acquisition Holding Co	41,732	1.01	8.6	0.01	55.7	0.51	1.54	2	Ponca City, OK (Micro)
Liberty Bancshares Inc.	140,064	0.48	3.1	2.39	NA	NA	NA	5
JSA Family Ltd. Ptnshp	41,761	0.67	9.0	0.64	81.6	1.06	NA	2	Tyler, TX (Metro)
First Federal Bank of LA	44,891	0.73	9.0	4.17	77.2	0.55	2.44	2
MidSouth Bancorp Inc.	103,340	1.85	19.0	0.37	69.9	2.25	2.60	5	Beaumont-Port Arthur, TX (Metro)
Southwest Bancorp. of Texas	514,048	1.34	16.3	0.07	66.0	1.40	2.66	27	Houston-Sugar Land-Baytown, TX (Metro)
Prosperity Bancshares Inc.	95,222	0.94	9.7	1.48	74.6	1.61	2.53	1	Austin-Round Rock, TX (Metro)
Texas United Bancshares Inc.	192,854	0.46	5.3	0.25	87.7	1.15	NA	6	Gainesville, TX (Micro)
State National Bancshares Inc.	182,563	1.09	13.4	0.18	66.3	0.61	NA	4	Dallas-Fort Worth-Arlington, TX (Metro)
Haines Financial Corporation	21,998	0.85	7.3	0.31	82.4	0.59	2.72	1
Mountain Home Bancshares Inc.	104,605	1.13	12.9	2.53	70.7	0.70	2.53	4
First Financial Bankshares	55,359	1.46	15.8	2.22	58.9	0.76	2.23	1
Teche Holding Co.	49,477	0.34	3.1	1.31	NA	NA	2.47	2	Opelousas-Eunice, LA (Micro)
Central Bancompany	121,086	1.19	15.7	2.69	73.1	1.03	2.43	3	Tulsa, OK (Metro)
Summit Bancshares Inc.	83,044	0.60	6.9	1.29	75.9	1.83	3.16	4	Dallas-Fort Worth-Arlington, TX (Metro)
International Bancshares Corp.	1,979,316	1.00	16.7	0.31	58.9	1.14	1.33	53	Oklahoma City, OK (Metro)
HGroup Acquisition Co.	40,687	-0.12	-0.8	4.46	94.2	1.38	4.18	1
Rock Bancshares Inc.	145,878	0.20	1.8	3.44	84.3	0.67	1.86	4	Camden, AR (Micro)

High	17,098,171	2.96	41.5	20.41	127.9	8.70	10.44	298
Low	7,785	-10.39	-95.0	0.00	41.4	0.05	1.14	1
Median	95,222	0.97	10.2	0.36	70.5	0.84	2.85	3
Average	370,704	0.93	10.2	0.79	71.5	1.04	3.11	9
Std. Dev.	1,492,939	1.14	11.5	1.78	14.6	0.90	1.31	26

Suggested Multiples:

Treaty Oak Bank:	$99,730	0.86	8.8	0.23	78.43	0.26	3.95	3.5

Preliminary Indications of Value:

Weighting

Weighted Value

Treaty Oak Bank

Market Approach Based on Publicly Traded Texas Banking Institutions

Banking Company	Ticker	06/30/07 Total Assets (MM)	06/30/07 Total Equity (MM)	06/30/07 LTM Net Income (MM)	10/18/07 Enterprise Value (MM)	Equity/ Assets
Cullen/Frost	CFR	$12,949.39	$1,357.97	$199.27	$2,900.00	10.5%
First Financial Bankshares	FFIN	$2,850.45	$306.52	$47.85	$815.63	10.8%
Franklin Bank Corp (1)	FBTX	$5,545.76	$469.54	$20.88	$2,170.00	8.5%
International Bancshares Corp	IBOC	$10,366.74	$874.24	$111.60	$3,330.00	8.4%
Metrocorp Bancshares	MCBI	$1,384.53	$111.84	$13.04	$154.62	8.1%
Prosperity Bancshares	PRSP	$6,184.91	$1,081.58	$76.19	$1,500.00	17.5%
Southside Bancshares	SBSI	$1,821.78	$115.49	$16.58	$595.81	6.3%
Sterling Bancshares	SBIB	$4,412.79	$444.98	$49.56	$843.99	10.1%
Texas Capital Bancshares	TCBI	$3,944.78	$270.10	$31.92	$994.71	6.8%

	High:	$12,949.39	$1,357.97	$199.27	$3,330.00	17.5%
	Low:	$1,384.53	$111.84	$13.04	$154.62	6.3%
	Median:	$4,412.79	$444.98	$47.85	$994.71	8.5%
	Average:	$5,495.68	$559.14	$62.99	$1,478.31	9.7%

Banking Company	Ticker	LTM Return on Assets	LTM Return on Equity	EV to Assets	EV to Equity	EV to LTM Earnings
Cullen/Frost	CFR	1.64%	16.70%	0.22	2.14	14.55
First Financial Bankshares	FFIN	1.72%	16.32%	0.29	2.66	17.05
Franklin Bank Corp (1)	FBTX	0.39%	4.66%	n/m	n/m	n/m
International Bancshares Corp	IBOC	1.06%	13.46%	0.32	3.81	29.84
Metrocorp Bancshares	MCBI	1.01%	12.48%	0.11	1.38	11.86
Prosperity Bancshares	PRSP	1.42%	8.88%	0.24	1.39	19.69
Southside Bancshares	SBSI	0.90%	15.03%	0.33	5.16	35.94
Sterling Bancshares	SBIB	1.21%	12.56%	0.19	1.90	17.03
Texas Capital Bancshares	TCBI	0.87%	12.90%	0.25	3.68	31.16

	High:	1.7%	16.7%	0.33	5.16	35.94
	Low:	0.4%	4.7%	0.11	1.38	11.86
	Median:	1.1%	12.9%	0.25	2.40	18.37
	Average:	1.1%	12.6%	0.24	2.76	22.14

	Suggested Multiple:			0.24	2.50	30.00

Treaty Oak Bank:	9.29%	0.79%	8.47%	$110,565,537	$10,274,869	$870,344

	Suggested Value:			$26,535,729	$25,687,173	$26,110,320

	Weighting:			33.3%	33.4%	33.3%

	Weighted Value:			$8,836,398	$8,579,516	$8,694,737

Minority, Marketable Value of Treaty Oak Bank:				$26,110,650
Less: Discount for Lack of Marketability (9.1%):				$(2,376,069)
Minority, Non-Marketable Value of Treaty Oak Bank:				$23,734,581
M = thousands	Plus: Control Premium (25%):			$5,933,645
MM = millions	Control, Non-Marketable Value of Treaty Oak Bank:			$29,668,226

(1) FBTX Enterprise Value Includes Preferred Stock and $2.2 Billion in Debt.
FBTX lost $2.4 million in Q406.

TREATY OAK BANK

EARNINGS & DIVIDEND PAYING CAPACITY MODEL

($s in Thousands)

					Income (1)
	Asset	Total	Average		Before		Intangible	Tangible
Year Ended	Growth	Assets	Assets	ROAA (1)	Extraord.s	Equity	Assets	Equity
12/31/2002	n/a	$12,906	n/a	n/a	$(272)	$1,068	$—	$1,068
12/31/2003	-6.0%	$12,130	$12,518	0.57%	$71	$1,141	$—	$1,141
12/31/2004	202.0%	$36,638	$24,384	-4.05%	$(988)	$9,305	$1,223	$8,082
12/31/2005	52.5%	$55,880	$46,259	-0.88%	$(405)	$8,897	$1,213	$7,684
12/31/2006	60.9%	$89,895	$72,888	1.06%	$776	$9,677	$1,202	$8,475
9/30/2007	21.0%	$110,566	$100,959	0.85%	$863	$10,275	$1,195	$9,079

Current
9/30/2008	23.6%	$136,661	$123,613	0.55%	$684	$10,958	$1,185	$9,773
9/30/2009	17.6%	$160,698	$148,680	1.09%	$1,617	$12,575	$1,175	$11,400
9/30/2010	18.7%	$190,696	$175,697	1.45%	$2,547	$15,122	$1,165	$13,957
9/30/2011	10.0%	$209,765	$200,230	1.45%	$2,903	$18,025	$1,155	$16,870
9/30/2012	10.0%	$230,742	$220,253	1.45%	$3,194	$21,219	$1,145	$20,074
Residual	6.0%	$244,586	$237,664	1.45%	$3,446	$24,665	$1,135	$23,530

		Return		Adjusted
	Average	on Avg.	Tangible	Tangible	Adjusted
	Tangible	Tangible	Equity/	Equity/	Tangible	Dividend	Dividend
Year Ended	Equity	Equity (1)	Assets	Assets	Equity	%	Capacity
12/31/2002	n/a	n/a	8.28%			0.00%	$—
12/31/2003	$1,105	6.43%	9.41%			0.00%	$—
12/31/2004	$4,612	-21.42%	22.06%			0.00%	$—
12/31/2005	$7,883	-5.14%	13.75%			0.00%	$—
12/31/2006	$8,080	9.60%	9.43%			0.00%	$—
9/30/2007	$8,647	9.98%	8.21%			0.00%	$—

Current				8.21%	$9,079	n/a	$—
9/30/2008	$9,426	7.25%	7.15%	7.15%	$9,773	0.00%	$—
9/30/2009	$10,586	15.27%	7.09%	7.00%	$11,254	9.00%	$146
9/30/2010	$12,678	20.09%	7.32%	7.00%	$13,353	18.00%	$458
9/30/2011	$15,413	18.84%	8.04%	7.00%	$14,684	54.50%	$1,582
9/30/2012	$18,472	17.29%	8.70%	7.00%	$16,147	54.50%	$1,741
Residual	$21,802	15.81%	9.62%	7.00%	$17,122	72.00%	$2,481

(1)   2007 = Latest Twelve Months Figures.

*      Numbers may not foot due to rounding.

TREATY OAK BANK

PRESENT VALUE OF FUTURE DIVIDEND PAYING CAPACITY

($s in Thousands)

Year		Dividend Capacity	12.0% Present Value Factor @ 12%	Present Value
Current		$—	1.0000	$—
Year 1		$—	0.8929	$—
Year 2		$146	0.7972	$116
Year 3		$458	0.7118	$326
Year 4		$1,582	0.6355	$1,006
Year 5		$1,741	0.5674	$988
Residual	6%	$41,354	0.5674	$23,465
Control, Non-Marketable Value of Bank:				$25,901

*  Numbers may not foot due to rounding.

TREATY OAK BANK

RECONCILIATION & CONCLUSION OF VALUE

Method	Indication of Value	Weighting	Weighted Value
Discounted Dividends Method	$25,900,632	25%	$6,475,158

Texas Publicly Traded Banks	$29,668,226	25%	$7,417,056

Bank Merger & Acquisition Data Method	$25,976,066	50%	$12,988,033

Control, Non-Marketable Value of Bank:			$26,880,248

Rounded to:			$26,880,000

P/Book			2.62
P/Tangible Book			2.96
P/Earnings			30.9

PGI Equity Partners & PGI Capital

Market Value Balance Sheet

As of September 30, 2007

Cash & Equivalents	$62,000
Real Property @ 101 Westlake	$4,500,000
Other Assets (1)	$80,000
TOTAL ASSETS	$4,642,000

Accounts Payable & Accrued Expenses	$23,000
Accrued Interest Payable	$14,000
Property Mortgage	$2,604,000
Note Payable	$200,000
Other Liabilities	$19,000
TOTAL LIABILITIES	$2,860,000

EQUITY / NET ASSET VALUE	$1,782,000

TOTAL LIABILITIES & EQUITY	$4,642,000

(1)  Excludes $77,000 of Intangible Capitalized Loan Costs.

Treaty Oak Financial Holdings, Inc.

Market Value Balance Sheet

As of September 30, 2007

Cash & Equivalents	$64,000
Loan Receivable	$167,000
Accrued Interest Receivable	$50,000
TOTAL ASSETS	$281,000

LIABILITIES	$—

EQUITY / NET ASSET VALUE	$281,000

TOTAL LIABILITIES & EQUITY	$281,000

TREATY OAK BANCORP, INC.

CAPITALIZATION TABLE

AS OF SEPTEMBER 30, 2007

Common Stock Issued	2,964,605
Less: Treasury Shares	(6,003)
Common Stock Outstanding		2,958,602

Common Stock Options (1)	466,429
Common Stock Warrants (2)	450,000
Total Options & Warrants		916,429

Fully Diluted Shares		3,875,031

(1)  Exercise prices range from $6.16 to $10.95 per Share.

(2)  Exercise price equal to the greater of $6.67 or book value per Share.

TREATY OAK BANCORP, INC.

MARKET VALUE BALANCE SHEET

AS OF SEPTEMBER 30, 2007

Cash & Cash Items	$37,000
Due From Banks	$2,847,000
Total Cash & Equivalents	$2,884,000

100% Interest in TOFHI	$281,000
100% Interest in PGI Capital/PGIEP	$1,782,000
100% Interest in Treaty Oak Bank	$26,880,000
Total Investments & Subsidiaries & Affiliates	$28,943,000

Loan Receivable	$100,000
Interest Receivable	$13,000
Due From Affiliates	$11,000
Other Assets (1)	$15,000

TOTAL ASSETS	$31,966,000

Accounts Payable	$69,000
Other Liabilities	$9,000
TOTAL LIABILITIES	$78,000

STOCKHOLDERS EQUITY / NET ASSET VALUE	$31,888,000

TOTAL LIABILITIES & EQUITY	$31,966,000

(1)  Excludes $7,000 of Intangible Capitalized Acquisition Costs.

TOBI's Net Asset Value	$31,888,000
Plus: Proceeds From Options & Warrants	$6,994,194
Net Asset Value Plus Option & Warrant Proceeds	$38,882,194
Divided by Fully Diluted Shares	3,875,031
Non-marketable Value Per Share	$10.03
Plus: Marketability Premium (10%)	$1.00
Indicated Fair Value Per Share	$11.03

Rounded to	$11.00